Exhibit B.1

6-7-01 Execution Copy

                                                   Execution Copy


                      SETTLEMENT AGREEMENT


                              AMONG



            CITY OF HOLYOKE GAS & ELECTRIC DEPARTMENT


                               AND


                   HOLYOKE WATER POWER COMPANY

                               AND

               HOLYOKE POWER AND ELECTRIC COMPANY


                          June 7, 2001

                        Table of Contents

1.   Definitions; Interpretation.

2.   Acquisition of Assets by Buyer
     2.1. Transfer of Assets
     2.2. Excluded Assets
     2.3. Assumption of Liabilities
     2.4. Excluded Liabilities.
     2.5. Purchase Price
     2.6. Adjustments to Initial Purchase Price
     2.7. Allocation of Purchase Price
     2.8. Proration
     2.9. The Closing
     2.10.Deliveries by the Seller at the Closing
     2.11.Deliveries by the Buyer at the Closing

3.   Representations, Warranties and Disclaimers of the Seller
     3.1. Organization of the Seller
     3.2. Authorization of Transaction
     3.3. Noncontravention
     3.4. Brokers' Fees
     3.5. Title to Acquired Assets
     3.6. Legal and Other Compliance; Permits
     3.7. Taxes
     3.8. Contracts and Leases
     3.9. Insurance
     3.10. Litigation
     3.11. [Reserved]
     3.12. Environmental Matters
     3.13. Condemnation
     3.14. Regulation as a Utility
     3.15. [Reserved]
     3.16. Assets Used in Operation of the Facilities
     3.18. Disclaimers Regarding Acquired Assets

3A.  Representations, Warranties and Disclaimers of the HP&E
     3.1.A. Organization of the HP&E
     3.2.A. Authorization of Transaction
     3.3.A. Noncontravention
     3.4.A. Disclaimer

4.   Representations and Warranties of the Buyer
     4.1. Organization of the Buyer
     4.2. Authorization of Transaction
     4.3. Noncontravention
     4.4. Brokers' Fees
     4.5. Litigation
     4.6. No Knowledge of the Seller's Breach
     4.7. Availability of Funds
     4.8. "As Is" Sale
     4.9. Environmental Reports
     4.10.Qualified Buyer

5.   Covenants
     5.1. General
     5.2. Notices, Consents and Approvals
     5.3. Operation of Business
     5.4. Full Access
     5.5. Interim Period Notice
     5.6. Further Assurances
     5.7. Employee Matters
     5.8. Title Commitment and Surveys
     5.9. Access after Closing
     5.10. NEPOOL
     5.11. Risk of Loss
     5.12. [Reserved]
     5.13. Waiver of Distribution Franchise Rights
     5.14. Discharge of Environmental Liabilities
     5.15. Settlement; Mutual Release
     5.16. Collection of Accounts Receivable

6.   Conditions to Obligation to Close
     6.1. Conditions to Obligation of the Buyer to Close
     6.2. Conditions to Obligation of the Seller and HP&E to Close

7.   Confidentiality

8.   Taxes

9.   Survival of Representations and Warranties; Effect of
     Closing and Indemnification
     9.1. Survival of Representations and Warranties; Survival of
          Covenants and Agreements
     9.2. Effect of Closing
     9.3. Indemnity by the Seller
     9.4. Indemnity by Buyer
     9.5. Exclusive Remedy
     9.6. Matters Involving Third Parties
     9.7. Net of Taxes and Insurance
     9.8. No Recourse

10.  Termination
     10.1.Termination of Agreement
     10.2.Effect of Termination
     10.3.Termination for Adverse Labor Determination
     10.4.Termination by Buyer
     10.5.Termination by Seller
     10.6.Termination Fee

11.  Miscellaneous
     11.1.  Press Releases and Public Announcements
     11.2.  No Third Party Beneficiaries
     11.3.  No Joint Venture
     11.4.  Entire Agreement
     11.5.  Succession and Assignment
     11.6.  Counterparts
     11.7.  Headings
     11.8.  Notices
     11.9.  Governing Law
     11.10. Change in Law
     11.11. Consent to Jurisdiction
     11.12. Amendments and Waivers
     11.13. Severability
     11.14. Expenses
     11.15. Construction
     11.16. Incorporation of Exhibits and Schedules
     11.17. Specific Performance
     11.18. Dispute Resolution
     11.19. No Recording

                            EXHIBITS

Exhibit A-1    -  Form of Deed
Exhibit A-2    -  Form of Conservation Restriction
Exhibit A-3    -  Form of Trustee Deed
Exhibit B      -  Form of Bill of Sale
Exhibit C      -  Form of Assignment and Assumption Agreement
Exhibit D      -  Form of Property Tax Agreement
Exhibit E      -  Form of First Amendment to the Transmission Service Agreement
Exhibit F      -  Form of Assignment and Assumption (Headwater Benefits)
Exhibit G      -  Form of Coordination Agreement
Exhibit H      -  Form of Environmental Consultant Reliance Letter
Exhibit I      -  Capital Expenditure Protocol
Exhibit J      -  Form of Charter Amendments

                            Schedules

Schedule 2.1(a)(i)   -  Real Property
Schedule 2.1(a)(ii)  -  Additional Real Property Matters
Schedule 2.1(b)      -  Personal Property
Schedule 2.1(c)      -  Leases
Schedule 2.1(d)      -  Billing Software
Schedule 2.1(f)      -  Contracts
Schedule 2.1(h)      -  Names of Facilities
Schedule 2.1(k)      -  Prospect Substation
Schedule 2.1.2       -  Real Property Subject to Conservation Restrictions
Schedule 2.2.(a)     -  Transmission and Associated Telecommunication Assets
Schedule 2.2.(b)     -  Excluded Real Property
Schedule 2.2(d)      -  Mt. Tom Property and Assets
Schedule 2.7         -  Allocation Schedule Form 8594
Schedule 2.10(r)     -  Matters for Opinion from Counsel to the Seller
Schedule 2.11(i)     -  Matters for Opinion from Counsel to the Buyer
Schedule 3.1         -  Seller's Charter and By-laws
Schedule 3.3         -  Matters of Contravention
Schedule 3.5         -  Title Commitment
Schedule 3.6(b)      -  Permits
Schedule 3.8(b)      -  Exceptions to Contract Obligations
Schedule 3.8(c)      -  Assumed Contracts
Schedule 3.9         -  Insurance
Schedule 3.1         -  Litigation
Schedule 3.1         -  Environmental
Schedule 3.1         -  Condemnation
Schedule 3.1         -  Exceptions to Assets used in
Operation of the Facilities
Schedule 3.1.A       -  HP&E's Charter and By-laws
Schedule 5.2(e)      -  FERC License; Water Quality Certification
Schedule 5.3.1(e)    -  Fuel Commitments
Schedule 5.3.2       -  Pre-Approved Capital Expenditures
Schedule 5.3.3       -  Riverside Plan
Schedule 5.3.4       -  Interim Environmental Actions
Schedule 5.3.6       -  Open Purchase Orders
Schedule 5.3.10      -  WMECO Matters
Schedule 5.6(e)      -  Leased Vehicles and Equipment
Schedule 5.6(f)      -  Spare Transformer
Schedule 5.13(c)     -  Seller's Post-Closing Activities
Schedule 6.1(c)      -  Buyer's Regulatory Approvals
Schedule 6.1(f)      -  Tax Exempt Financing
Schedule 6.2(c)      -  Seller's Regulatory Approvals
Schedule 11.5        -  Assignable Real Property

                      Settlement Agreement

     This Settlement Agreement (the "Agreement") is entered into as of June 7, 2001, by and between CITY OF HOLYOKE GAS & ELECTRIC DEPARTMENT, a Massachusetts municipal light plant, acting by and through its commission (the "Buyer"), and HOLYOKE WATER POWER COMPANY, a Massachusetts business corporation (the "Seller"), and HOLYOKE POWER AND ELECTRIC COMPANY, a Massachusetts business corporation ("HP&E"). The Buyer, HP&E and the Seller are each referred to herein as a "Party" or, collectively as the "Parties."

     This Agreement contemplates a settlement of existing litigation through a transaction in which the Buyer will purchase certain assets of the Seller (as set forth in Section 2.1 below) and certain obligations from the Seller and/or HP&E in consideration of the Purchase Price (as defined in Section 2.5 below).

     Now,  therefore,  in consideration of the premises  and  the
mutual  promises  herein  made,  and  in  consideration  of   the
representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   Definitions; Interpretation.

     1.1  Definitions.

     "Acquired Assets" has the meaning set forth in Section 2.1.

     "Act"  means  "An  Act  Concerning Electric  Restructuring,"
Chapter 164 of the Massachusetts Acts of 1997.

     "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control or ownership with the specified Person. For purposes of this definition, "control" means the power to direct the management and policies of the specified Person. A Person shall be deemed to be in control of another Person if such Person (i) directly or indirectly holds outstanding shares or other evidence of ownership having voting power to elect a majority of the board of directors, management committee or its equivalent of such other Person, and/or (ii) has the right to appoint a majority of the governing body of such other Person. Unless otherwise expressly indicated herein, the City and any of its political subdivisions, departments, agencies and other instrumentalities shall be deemed to be an Affiliate of the Buyer.

     "Affiliated Transferor" has the meaning set forth in Section
2.1.1.

     "Agreement" has the meaning set forth in the preamble above.

     "Approval Date" means the date on which FERC issues an order approving the transfer of the FERC License to the Buyer, without regard to any appeal period(s) applicable to such order.

     "Assignment and Assumption Agreement" means the agreement between the Parties by which the Seller shall assign certain rights, liabilities and obligations and the Buyer shall assume the Assumed Liabilities, in substantially the form attached hereto as Exhibit C.

     "Assumed  Liabilities" has the meaning set forth in  Section
2.3.

     "Bill of Sale" means the form of bill of sale by which the title to personal property shall be conveyed to the Buyer, substantially in the form attached hereto as Exhibit B.

     "Business Day" means any day other than a Saturday, Sunday or day on which banks are legally closed for business in Boston, Massachusetts.

     "Buyer" has the meaning set forth in the preamble above.

     "Buyer Material Adverse Effect" means any material adverse change in, or effect on, the business, financial condition, operations, results of operations or future prospects of the Buyer, including any change or effect that is materially adverse to the Buyer's ability to own, operate or use the Acquired Assets as so owned, operated and used by the Seller prior to the Effective Date, taken as a whole; provided that any change or effect that is cured prior to Closing shall not be considered a Buyer Material Adverse Effect; and provided, further, that any change or effect having an individual value of One Hundred Thousand Dollars ($100,000.00) or less and/or an aggregate value of Five Hundred Thousand Dollars ($500,000.00) or less, in each case determined on a cumulative present value using the Prime Rate, shall not be deemed to be a Buyer Material Adverse Effect.

     "Buyer's  Observers" has the meaning set  forth  in  Section
5.4(b).

     "Buyer's   Regulatory  Approvals"  means   those   approvals
identified on Schedule 6.1(c) attached hereto to be obtained by the Buyer.

     "Capital Commitments" means all binding contractual commitments to make capital expenditures relating to the Acquired Assets, Facilities or Sites incurred by the Seller during the Interim Period that extend beyond the Closing Date, whether or not relating to the Pre-Approved Capital Expenditures.

     "Capital Expenditure Protocol" means the protocol established between the Parties with respect to capital expenditures expected to occur during the Interim Period (including, without limitation, Capital Commitments), other than Pre-Approved Capital Expenditures, a copy of which is attached hereto as Exhibit I.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

     "Charter Amendments" means the amendments to the corporate charters of the Seller and HP&E, respectively, in the form attached hereto as Exhibit J.

     "City" means the City of Holyoke, Massachusetts.

     "Closing" has the meaning set forth in Section 2.9.

     "Closing  Adjustment" has the meaning set forth  in  Section
2.6(c).

     "Closing Date" has the meaning set forth in Section 2.9.

     "Closing  Purchase  Price"  has the  meaning  set  forth  in
Section 2.5.

     "Closing  Statement" has the meaning set  forth  in  Section
2.6(d).

     "C.M.R." means Code of Massachusetts Regulations.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collective   Bargaining  Agreement"   means   the   current
collective bargaining agreement with the Union, with respect to employees assigned to the Acquired Assets.

     "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the Effective Date and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

     "Confidentiality   Agreement"  means   the   confidentiality
agreement dated August 1, 2000, among the Seller, the Buyer and HP&E.

     "Conservation Restriction" means the form of conservation restriction relating to the Facilities, substantially in the form attached hereto as Exhibit A-2.

     "Contracts" has the meaning set forth in Section 2.1.1(f).

     "Customers"   means   collectively  the  end-use   customers
purchasing  electricity  at  retail and  water  under  agreements
(millpowers, licenses or otherwise) as of the Closing Date from the Seller.

     "Deed" means the form of deed by which the Real Property shall be conveyed to the Buyer, substantially in the form attached hereto as Exhibit A-1.

     "Distribution" has the meaning ascribed thereto in 1 of the Act (other than the reference to the jurisdiction of the DTE), as clarified by subsequent orders by the DTE (including, without limitation, orders issued in Docket 97-46); expressly excluding, however, to the extent otherwise within such definition any transmission assets or transmission activities subject to the jurisdiction of FERC.

     "Distribution Operations" means the process of conducting and supporting Distribution at retail.

     "Distribution System" means the distribution, communication, substation and other assets necessary for the current Distribution Operations of the Seller as identified on Schedules 2.1(a)(i) or 2.1(b). This includes poles, manholes, wires, transformers, cutouts/disconnects and other protective equipment, capacitors, and other related equipment relating to Distribution Operations. For purposes of the foregoing, a substation shall be part of the Distribution System if its source is distribution level voltage (as provided in the definition of "distribution in 1 of the Act, as clarified by subsequent orders by the DTE (including, without limitation, orders issued in Docket 97-46)).

     "DTE"     means    the    Massachusetts    Department     of
Telecommunications and Energy or any successor agency.

     "Effective Date" means the date on which this Agreement has been duly executed and validly delivered by the Parties.

     "Environment" means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air (including indoor air) and any other environmental medium or natural resource.

     "Environmental Claim" means a claim by any Person based upon a breach of Environmental Laws or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date.

     "Environmental Laws" means all applicable Laws and any binding administrative or judicial interpretations thereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land, natural resources and wildlife; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) noise; and includes without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended, 42 U.S.C. 56901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. 2601 et. seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. 136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. 1451 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. 2701 et. seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. 401 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. 1531 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.; and all analogous or comparable state statutes and regulations, including, without limitation, the Massachusetts Contingency Plan (310 C.M.R. 40.000); the Massachusetts Hazardous Waste Management Act (M.G.L. 21C); and the Massachusetts Oil and Hazardous Material Release Prevention Act (M.G.L. 21E); and Title V relating to septic systems.

     "Environmental Liabilities" means any Liability under or related to Environmental Laws arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to, on or after the Closing Date, with respect to the ownership, operation or use of the Acquired
Assets; (ii) any Environmental Claims caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Acquired Assets prior to, on or after the Closing Date; (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from the Acquired Assets;
(iv)  compliance with Environmental Laws on or after the  Closing
Date with respect to the ownership or operation or use of the Acquired Assets; (v) any Environmental Claim arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Acquired Assets; and (vi) the investigation and/or remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Acquired Assets, at any Offsite Disposal Facility.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Estimated Adjustment" has the meaning set forth in  Section
2.6(c).

     "Estimated Closing Statement" has the meaning set  forth  in
Section 2.6(c).

     "Event of Loss" has the meaning set forth in Section 5.11.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Environmental Liability" means any Liability under or related to Environmental Laws arising as a result of, or in connection with, those sites known as the Holyoke Gas Tar Deposits, identified as MADEP Site # 1-1055, and the Former Holyoke Gas Works, identified as MADEP Site # 1-0816.

     "Excluded Liabilities" has the meaning set forth in  Section
2.4.

     "Excluded  Records"  has the meaning set  forth  in  Section
2.1.1(g).

     "Exhibits" means the exhibits to this Agreement.

     "Facilities" means the hydro-electric generating facilities identified by name on Schedule 2.1(h) attached hereto.

     "FERC" means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

     "FERC  Applications" has the meaning set  forth  in  Section
5.2(a).

     "FERC License" means license issued to Seller (Project #2004-
073) by FERC with respect to the Facilities.

     "Financing" means the financing to be obtained by the Buyer to fund the transactions contemplated hereunder, as referenced in
Section 6.1(f).

     "FIRPTA Affidavit" means the affidavit to be delivered by the Parties at Closing pursuant to Section 1445(b)(2) of the Code, to establish that each Party is not a "foreign person" within the meaning of that Section.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Generation Support Services Agreement" means an agreement between the Buyer and Northeast Generation Services Company under which the Buyer can contract, at the Buyer's option, for the provision of certain services to the Buyer after the Closing.

     "Good Industry Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

     "Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding the Buyer and any subsequent owner of the Sites (if otherwise a Governmental Authority under this definition).

     "Granted Easements" has the meaning set forth in the Deed.

     "Hazardous   Substance"  means  (a)  any  petrochemical   or
petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the
Release   of   which  is  controlled  or  limited  by  applicable
Environmental Laws; and (c) any materials or substances defined in Environmental Laws as "hazardous", "toxic", "pollutant", or "contaminant", or words of similar meaning or regulatory effect.

     "HP&E" has the meaning set forth in the preamble above.

     "Improvements" means all buildings, structures (including all fuel handling and storage facilities), machinery and equipment,  fixtures,  construction in  progress,  including  all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to the underlying real property.

     "Indemnified  Party" has the meaning set  forth  in  Section
9.6(a).

     "Indemnifying  Party" has the meaning set forth  in  Section
9.6(a).

     "Initial  Purchase  Price"  has the  meaning  set  forth  in
Section 2.5.

     "Inspections" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by any Party or such Party's agents or representatives with respect to the Acquired Assets prior to the Closing.

     "Interim Period" means that period of time commencing on the Effective Date and ending on the Closing Date.

     "Inventory"   or   "Inventories"  means  fuel   inventories,
materials, spare parts, consumable supplies and chemical and gas inventories located at the Facilities, in transit to such Sites or identified in any Schedule.

     "ISO   New   England"  means  ISO  New  England  Inc.,   the
independent system operator as established or designated by NEPOOL.

     "Knowledge" means the actual, current knowledge, after due inquiry, of the corporate officers charged with responsibility for the particular function at the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

     "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

     "Leases" has the meaning set forth in Section 2.1.1(c).

     "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

     "Licensed Site Professional" has the meaning set forth in M.G.L. c.21A, 19.

     "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include any of the following "Permitted Encumbrances": (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith;
(ii) encumbrances in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority; (iii) easements (including, without limitation, the Reserved Easements and any other easement or like right granted by an instrument executed in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby, but excluding such encumbrances that secure indebtedness), rights, restrictions, title imperfections and similar matters including such matters as are set forth in any applicable FERC license or exemption on the uses of property if the same do not materially detract from the operation or use of such property in the business of the Seller as conducted on the Effective Date;
(iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations; (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies to the Acquired Assets and other like liens, which, in the case of clauses (i) through (v), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and which have been incurred under Good Industry Practices; (vi) any Lien with respect to the Acquired Assets that arises under Good Industry Practices and is not material to the operation or use of the Acquired Assets in the business of the Seller as conducted on the Effective Date;
(vii) any Lien or title imperfection with respect to the Acquired Assets created by or resulting from any act or omission of the Buyer; (viii) all exceptions set forth in the "Title Commitments" or discoverable based on a review of an accurate survey of the Sites or the land records of the respective towns in which the Sites are located; and (ix) matters set forth on Schedule 2.1(a)(ii) and Conservation Restrictions contemplated in Section 2.1.2.

     "Losses" has the meaning set forth in Section 9.3.

     "MADEP"  means the Massachusetts Department of Environmental
Protection or its successors.

     "Major Loss" has the meaning set forth in Section 5.11(b).

     "Material Adverse Effect" means any change in, or effect on, the Acquired Assets that is materially adverse to the operations or condition of the Acquired Assets as operated by the Seller on the Effective Date, taken as a whole, other than any such change or effect resulting from (a) changes in the international, national, regional or local wholesale or retail markets for electric power or fuel used in connection with the Acquired Assets; (b) changes in the North American, national, regional or local electric transmission systems or the operation thereof or the costs imposed on generators of electricity in connection with the use of such electric transmission systems; or (c) any order of any Governmental Authority (other than an Affiliate of the Buyer) or legislation, in each case applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements on such providers; provided that any change or effect that is cured prior to Closing shall not be considered a Material Adverse Effect; and provided, further, that any change or effect having an individual value of Five Hundred Thousand Dollars ($500,000.00) or less and/or an aggregate value of Two Million Dollars ($2,000,000.00) or less, in each case determined on a cumulative present value using the Prime Rate, shall not be deemed to be a Material Adverse Effect.

     "M.G.L." means Massachusetts General Laws.

     "MOU"  means  the Memorandum of Understanding dated  October
27, 2000, between the Seller and Buyer.

     "Mt. Tom" means the Mt. Tom Station owned by Seller, as more particularly described on Schedule 2.2(d).

     "NEPOOL" means the New England Power Pool, established by the NEPOOL Agreement, or its successor.

     "NEPOOL Agreement" means the New England Power Pool Agreement, dated September 1, 1971, as amended by the Restated New England Power Pool Agreement filed with FERC on July 22, 1998, as finally approved by FERC and as further amended from time to time.

     "Offsite Disposal Facility" means a location, other  than  a
Facility   or  a  Site,  which  receives  or  received  Hazardous
Substances for disposal by the Seller prior to the Closing Date or by the Buyer on or after the Closing Date.

     "Party" and "Parties" have the meanings set forth in the preamble above.

     "Pending Litigation" means the cases pending in Dockets  95-
224  and  99-241  before  Hampden County, Massachusetts  Superior
Court and Docket 99-P-953 before Massachusetts Appeals Court.

     "Permits" means all certificates, licenses, permits, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Acquired Asset, or the ownership, operation or use thereof, including the FERC License.

     "Permitted Encumbrances" has the meaning set forth in the definition of Lien.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Pre-Approved Capital Expenditures" means those capital expenditures set forth on Schedule 5.3.2.

     "Prime  Rate"  means  the  prime  commercial  lending   rate
announced  from  time  to  time for  commercial  loans  by  Fleet
National Bank, N.A., or its successors.

     "Prospect  Substation" has the meaning set forth in  Section
2.1.1(k).

     "Purchase Price" has the meaning set forth in Section 2.5.

     "Purchase  Price Adjustment" has the meaning  set  forth  in
Section 2.6.

     "Real  Property"  has  the  meaning  set  forth  in  Section
2.1.1(a).

     "Related  Agreements"  means the Assignment  and  Assumption
Agreement,  the  Bill  of Sale, the Deed, and  the  Property  Tax
Agreement.

     "Release" means any actual or threatened spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

     "Releasee" has the meaning set forth in Section 5.15(a).

     "Releasor" has the meaning set forth in Section 5.15(a).

     "Relicensing Proceeding" means the proceeding currently pending before FERC relating to the FERC License.

     "Remediation" means any or all of the following activities to the extent required to address the presence or Release of Hazardous Substances: (a) monitoring, investigation, assessment, treatment, cleanup containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (b) preparing and implementing any plans or studies for any such activity; (c) obtaining a written notice from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of a Licensed Site Professional as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (d) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.

     "Representative"  means,  as to any  Person,  such  Person's
Affiliates  and  its  and their directors,  officers,  employees,
agents,   advisors  (including,  without  limitation,   financial
advisors, counsel and accountants).

     "Reserved Easements" has the meaning set forth in the Deed.

     "Reserved Litigation" means collectively (a) any and all cases of Seller pending before the Commonwealth of Massachusetts Appellate Tax Board (including, without limitation, cases in Dockets F-254355 (real property - fiscal year 1999), F-254354 (personal property - fiscal year 1999), F-258521 (real property - fiscal year 2000), and F-258520 (personal property - fiscal year
2000); (b) any and all cases, petitions or similar requests for relief of Seller currently subject to an abatement proceeding;
(c) all of the rights of Seller with respect to its ability to contest, challenge, appeal or otherwise dispute Taxes applicable to Mt. Tom or any of the other Excluded Assets; and (d) all of the rights of Seller with respect to its ability to contest, challenge, appeal or otherwise dispute Taxes applicable to all or any portion of the Acquired Assets.

     "Retail  Electricity Sales" means the supply of  electricity
and   associated  products  and  services  to  end-use  consumers thereof; expressly excluding, however, Distribution Operations and Transmission Operations.

     "Riverside Plan" has the meaning set forth in Section 5.3.3.

     "Schedule" means a schedule to this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Seller" has the meaning set forth in the preamble.

     "Seller's   Regulatory  Approvals"  means  those   approvals
identified on Schedule 6.2.(c) hereto to be obtained by the Seller.

     "Settlement Deadline" means the ninetieth (90th) day after the Approval Date.

     "Site" means the Real Property and Improvements forming a part of, or used or usable in connection with, a Facility, the
Prospect Substation and/or the Distribution System. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

     "Spare  Transformer" has the meaning set  forth  in  Section
5.6(f).

     "Survey" means any and all surveys of the Real Properties containing Improvements that the Buyer conducts, at its sole cost and expense, pursuant to Section 5.8(b).

     "Taking" has the meaning set forth in Section 5.11.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party" means a Person who is not a Party, an Affiliate of a Party, a Representative of a Party, a Representative of an Affiliate of a Party or a shareholder of any of a Party, a Party's Affiliate or a Party's Representative; provided that for purposes of the Reserved Litigation only, the City shall not be considered an Affiliate of Buyer.

     "Third  Party  Claim" has the meaning set forth  in  Section
9.6(a).

     "Title  Commitments" has the meaning set  forth  in  Section
5.8(a).

     "Title  V"  means Title 5 of the Massachusetts Environmental
Code (310 C.M.R. 15.000 et seq.) and related regulations.

     "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

     "Transferable Permits" has the meaning set forth in  Section
3.6(b).

     "Transmission" has the meaning ascribed thereto in 1 of the Act, as clarified by subsequent orders by the DTE (including, without limitation, orders issued in Docket 97-46).

     "Transmission Assets" means the transmission, communication, substation and other assets necessary to current or future
Transmission Operations of the Seller.

     "Transmission Operations" means the process of conducting and supporting Transmission, subject to the jurisdiction of FERC.

     "Trustee Deed" means the form of deed attached hereto as Exhibit A-3.

     "Union"  means  the International Brotherhood of  Electrical
Workers, Local 455.

     "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

     "Water  Quality Certification" means the 401  Water  Quality
Certification   dated  February  14,  2001,   relating   to   the
Facilities.

     "WMECO"  means  Western Massachusetts  Electric  Company,  a
Massachusetts corporation, and its successors.

2.   Acquisition of Assets by Buyer.

     2.1. Transfer of Assets.

     2.1.1. Purchase and Sale. The Seller agrees to sell and transfer, directly or indirectly through any of its Affiliates that acquires any of the Acquired Assets after the Effective Date (an "Affiliated Transferor"), to the Buyer, and the Buyer agrees to purchase from the Seller at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Lien, all of the right, title and interest of the Seller (or such Affiliated Transferor) in and to the following properties and assets owned by the Seller (or such Affiliated Transferor) constituting, or used in and necessary for the operation of, the Facilities and the Distribution System (collectively, the "Acquired Assets"):

          (a) the real property, Improvements thereon, Granted Easements and other rights in real property (if any) described in Schedule 2.1(a)(i), but subject to the exceptions and encumbrances set forth in the Title
     Commitments and subject to the Permitted Encumbrances, including the matters set forth in Schedule 2.1(a)(ii) (collectively, the "Real Property");

          (b) the machinery, equipment, furniture, boats, vehicles, intellectual property, Inventories and other personal property owned by the Seller (or transferred by Seller to such Affiliated Transferor) and located at the Facilities (including, without limitation the items of personal property described on Schedule 2.1(b), all applicable warranties against manufacturers or vendors, to the extent that such warranties are transferable without further action by the Seller, and all items of personal property due under applicable warranties), in each case as in existence on the Effective Date, but excluding such items disposed of by the Seller in the ordinary course of business during the Interim Period, and including such additional items as may be acquired by the Seller for use in connection with the Acquired Assets in the ordinary course of business during the Interim Period;

          (c) all rights with respect to leasehold interests and subleases and rights thereunder relating to real property set forth on Schedule 2.1(c) (the "Leases");

          (d) copies of all Customer files, lists of Customers, collection and credit records, billing system hardware and software listed on Schedule 2.1(d) to the extent owned and transferable by the Seller (and expressly excluding any such software and/or hardware under license), and all other documentation relating to the Customers;

          (e) all Permits relating to ownership or operation of the Facilities and the Distribution System (to the extent transferable by the Seller or its Affiliates);

          (f)   (i)  all millpowers (other than those  millpowers
     described  in  the Trustee Deed), licenses,  and  water  use arrangements relating to the Facilities and/or the Distribution System; (ii) all electric use, generation and/or customer contracts and agreements relating to the Facilities and/or the Distribution System; (iii) personal property leases which are material to the operation of the Facilities and/or the Distribution System; (iv) all use, maintenance and/or license arrangements and agreements relating to the Facilities, including, without limitation, the Seller's canal system being transferred hereunder; (v) the beneficial interest of the Seller in the millpowers described in the Trustee Deed; and (vi) all other contracts which relate to the operation of the Facilities and the Distribution System and which are set forth in Schedule
     2.1(f) (the contracts and agreements set forth in the foregoing clauses (i) through (v) collectively being called the "Contracts"); provided that the Seller shall retain the rights and interests under any Contract to the extent such rights and interests provide for indemnity and exculpation rights for occurrences for which the Seller remains liable under this Agreement;

          (g) all (i) books, operating records, real estate records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records in the possession, custody or control of the Seller (or such
     Affiliated Transferor) relating specifically to the operation of the Facilities and the Distribution System, and
     (ii) all non-financial historical records that relate to the Facilities and the Distribution System and relate to the history of Holyoke, Massachusetts and are no longer required for the continued operation of the Seller's (or such Affiliated Transferor's) business after the Closing Date; but expressly excluding from the foregoing records relating to the Seller's corporate proceedings and/or existence (including, without limitation, minutes of meetings of shareholders and /or directors of the Seller and all corporate records maintained by the Clerk or Assistant Clerk of the Seller in the ordinary course of the performance of the duties of such officers), and all of the following records (collectively, the "Excluded Records"): financial records (including, without limitation, Tax returns and records, forward electricity price curves and financial projections and estimates), employee records, books of account, records relating to the Excluded Assets (including, without limitation, Mt. Tom) and/or the Excluded Liabilities (including, without limitation, the Excluded Environmental Liability and the Reserved Litigation), and other records or information that (A) the Seller or the Seller's counsel believes constitutes or could be deemed to constitute a waiver of the attorney-client privilege, or (B) the Seller is under a legal obligation not to supply;

          (h)   the  rights  of  the Seller (or  such  Affiliated
     Transferor) to the use of the names of the Facilities set forth in Schedule 2.1(h);

          (i) all rights of the Seller in and to any causes of action against a Third Party relating to any Assumed Liability, whether received as a payment or credit against future liabilities, including, without limitation, insurance proceeds, condemnation awards and cash payments under warranties covering the Acquired Assets to the extent such payments relate to Assumed Liabilities;

          (j)  [reserved]; and

          (k) the Seller's substation known as "Prospect Substation" located in Chicopee, Massachusetts, as more particularly described on Schedule 2.1(k) ("Prospect Substation"), together with all Permits relating to ownership or operation thereof (to the extent transferable by the Seller or its Affiliates) and all engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of the Seller relating specifically to the operation of the Prospect Substation.

The Parties acknowledge that the Seller intends to convey the Facilities and the entire Distribution System of the Seller to the Buyer. To the extent that it is determined within five (5) years after the Closing Date that the Deeds delivered at the Closing include property rights that neither Party intends to be conveyed as part of the Facilities or the Distribution System and/or omits real estate interests which should have been conveyed as part of the Facilities or the Distribution System, then the Seller, any Affiliated Transferor, or the Buyer, as the case may be, shall take all reasonable actions as may be necessary or appropriate to accomplish the conveyance of the appropriate property to the appropriate Party, free and clear of any Liens for borrowed money, in order to accomplish the mutual intent of the Parties as aforesaid.

     2.1.2. Conservation Restrictions. Prior to, or simultaneously with, the Closing, the Seller and HP&E shall grant a Conservation Restriction with respect to the real properties identified on Schedule 2.1.2. If, at any time during the Interim Period, FERC requires Conservation Restrictions relating to the Facilities to affect additional properties of the Seller or HP&E (as compared to the Conservation Restrictions identified on
Schedule 2.1.2), other than Mt. Tom and adjacent properties, then the Seller, any Affiliated Transferor, or HP&E, as the case may be, will transfer such required Conservation Restrictions, at no additional cost (other than conveyance and other transfer taxes), to the Buyer. The Parties also shall cooperate at FERC with respect to the designation of additional beneficiaries of the Conservation Restrictions to be granted during the Interim Period. The Buyer shall not offer, initiate, solicit or otherwise encourage any such requests for Conservation Restrictions, without the prior written authorization of the Seller, and shall promptly notify the Seller of any inquiry, request or other indication of the same. The Seller and HP&E shall have the right to intervene or otherwise participate in proceedings with respect to such additional Conservation Restrictions, and the Buyer shall consent to and otherwise support such participation and shall cooperate with the Seller and HP&E in any attempt that the Seller and/or HP&E may make to resist or restrict such actions by FERC, provided that prior to lending such support, Buyer may request reasonable assurances from Seller that Seller shall reimburse Buyer for any Third Party costs identified by Buyer that Buyer would not have otherwise incurred but for such support and cooperation.

     2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed or delivered to the Buyer hereunder, and to the extent in existence on the Effective Date or on the Closing Date, there shall be retained by the Seller or HP&E, as the case may be, any and all right, title or interest to the following assets, properties and rights (collectively, the "Excluded Assets"):

          (a) the property comprising or constituting any or all of the Transmission Assets, including, without limitation, all Permits and contracts, to the extent they relate to the Transmission Assets, and those certain assets and facilities identified for use or used by the Seller, HP&E or others pursuant to easements or agreements from or with the Seller or HP&E for telecommunications purposes, including, without limitation, as identified on Schedule 2.2(a), or any document or exhibit referred to or incorporated in
     Schedule 2.2(a); provided that the foregoing shall not affect the transfer of the Prospect Substation and the Distribution System contemplated hereunder.

          (b)   the  interests in the real property, Improvements
     thereon,   easements  and  other  rights  in  real  property
     described in Schedule 2.2(b);

          (c) all Cash, accounts and notes receivable, checkbooks and canceled checks, bank deposits and property or income tax receivables or any other Tax refunds to the extent allocable to a period ending on or before the Closing Date;

          (d) all of the Seller's right, title and interest in and to the Mount Tom electric generating facility, substation and generator leads, including all real and personal property (including, without limitation, air allowances and air emission credits) constituting, or used in and necessary for the operation of, such facility, and all books, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of the Seller relating to the operation of such facility, and those properties and assets described in Schedule 2.2(d);

          (e) all of the Seller's right, title and interest in and to HP&E;

          (f) all contracts, instruments or other agreements relating to the sale by the Seller or HP&E of electric capacity or energy under wholesale rates, or otherwise subject to regulation by the FERC;

          (g)   all  rights of the Seller or HP&E in and  to  any
     causes of action against a Third Party relating to any period through the Closing Date, whether received as a payment or credit against future liabilities, including, without limitation, any rights or interests in respect of any refunds relating to property Taxes paid by the Seller or HP&E for any period prior to the Closing Date, insurance proceeds (including, without limitation, all insurance claims, rights and proceeds relating to the pending repairs of the South Hadley station), condemnation awards, and cash payments under warranties covering the Acquired Assets (to the extent such payments relate to warranty claims made by the Seller or HP&E prior to the Closing Date), but excluding any such rights of the Seller or HP&E to the extent the associated Third Party claims relate to an Assumed Liability;

          (h) financial records, employee records, books of account, and copies of other records and information that the Seller is entitled to retain in accordance with and, in each case excluded from transfer under, Section 2.1.1(g); and

          (i) subject to Section 5.13, the rights of the Seller to the use of the name "Holyoke Water Power Company" and all rights of the Seller to the marks and words "HWP" and "Holyoke Water Power Company" and any Trademark which is composed of or comprises any derivative thereof.

     2.3. Assumption of Liabilities. On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform all of the Liabilities of the Seller or any Affiliated Transferor in respect of, or otherwise arising from the operation or use of the Acquired Assets, other than the Excluded Liabilities (as set forth in Section 2.4 below), including the following Liabilities (the "Assumed Liabilities"):

          (a) all Environmental Liabilities (including, without limitation, the Environmental Liabilities relating to the properties referenced in Sections 5.3.3 and 5.3.4, other than the limited obligations with respect thereto retained by Seller pursuant to such Sections (which retained obligations shall fully and finally terminate upon Seller's satisfaction thereof in accordance with the requirements of such Sections)), other than the Excluded Liabilities (as set forth in Section 2.4 below);

          (b) all Liabilities under (i) the Contracts, Leases, and the Transferable Permits in accordance with the terms thereof, (ii) the contracts, leases and other agreements entered into by the Seller with respect to the Acquired Assets which would be required to be disclosed on
     Schedule 2.1(c) or 2.1(f) but for the exception provided in clause (iii) of Section 3.8(a), in accordance with the terms thereof, and (iii) the contracts, leases, commitments and other agreements entered into by the Seller with respect to the Acquired Assets during the Interim Period consistent with the terms of this Agreement (including, without limitation, Capital Commitments);

          (c) all Liabilities under the Permitted Encumbrances other than under or with respect to the exercise of the Reserved Easements;

          (d) all Liabilities to Customers under the Contracts to which such Customers are a party and/or in connection with the use, operation and/or ownership of the Distribution System and/or the Facilities, including, without limitation, the obligation to provide electrical and related services to the Customers; provided that Seller shall retain any undisclosed Liability arising out of any failure by Seller to deliver electrical, water or related services to such Customers as required by such Contract(s) during the forty-five (45) days before the Closing Date;

          (e) all Liabilities relating to the Acquired Assets, including any FERC fees or headwater benefits assessments assessed on the Facilities and all Liabilities associated with the structural integrity of buildings adjacent to the Acquired Assets; and

          (f) all other Liabilities expressly allocated to the Buyer in this Agreement or in any of the Related Agreements.

     2.4. Excluded Liabilities. The Buyer shall not assume or be responsible hereunder for the performance of any of the following
Liabilities (collectively, the "Excluded Liabilities"):

          (a) any Liability of the Seller in respect of or otherwise arising from the operation or use of the Excluded
     Assets or any other assets of the Seller that are not Acquired Assets;

          (b) any Liability of the Seller including, without limitation, any Environmental Liability, in respect of or otherwise arising from the exercise of the Reserved
     Easements by Seller or its Affiliates after the Closing Date, including Hazardous Substances disposed of or Released by Seller after the Closing Date at, on or under the Reserved Easements;

          (c) any Liability relating to the treatment, disposal, storage, discharge, Release, recycling or the arrangement for such activities at, or the transportation to, any Offsite Disposal Facility, by the Seller, prior to the Closing Date, of Hazardous Substances that were generated at the Sites, provided that for purposes of this Section, "Offsite Disposal Facility" does not include any location to which Hazardous Substances disposed of or Released at the Acquired Assets have migrated;

          (d) any Liability of the Seller relating to the Excluded Environmental Liability;

          (e)   any  Liability  of the Seller  arising  from  the
     making  or  performance  of  this  Agreement  or  a  Related
     Agreement   or  the  transactions  contemplated  hereby   or
     thereby;

          (f) any Liability of the Seller in respect of payment obligations for goods delivered or services rendered prior to the Closing Date or other Liabilities under contracts or leases which the Buyer has not assumed pursuant to Section 2.3(b);

          (g) any Liability which is or would be required to be accrued by the Seller on a balance sheet of the Seller as of the Closing Date prepared in accordance with GAAP, other than those Liabilities which are expressly set forth as Assumed Liabilities in Sections 2.3(a), (b) and (c) hereof;

          (h) any Liability of the Seller arising out of any employee benefit plan established or maintained by the Seller or to which the Seller contributes or any Liability for the termination of any such employee benefit plan;

          (i) any Liability of the Seller for any compensation or any benefits, including, without limitation, vacation pay, severance pay, post-retirement benefits and COBRA coverage, accruing on or prior to the Closing Date under the terms or provisions of any Seller's employee benefit plan, the Collective Bargaining Agreement or any other agreement, plan, practice, policy, instrument or document relating to any of the Seller's employees;

          (j) any Liability of the Seller relating to any cause of action against the Seller filed with or pending before any court or administrative agency on the Closing Date; provided that the Pending Litigation shall be settled in accordance with Section 5.15;

          (k) any Liability of the Seller for any fines or penalties imposed by a Governmental Authority resulting from
     (x) any investigation or proceeding pending on or prior to the Closing Date or (y) illegal acts or willful misconduct of the Seller on or prior to the Closing Date; excluding, however, the following Assumed Liabilities: (i) any fines or penalties imposed as a result of, or relating to any Environmental Liability (other than those fines or penalties that may arise in connection with the Seller's fulfillment after the Effective Date of its obligations under Sections
     5.3.3 and 5.3.4); and (ii) any fines or penalties imposed by an Affiliate of the Buyer after the Closing Date;

          (l)  [reserved];

          (m)  [reserved]; and

          (n) any Liability in respect of Taxes attributable to the Acquired Assets for periods prior to and including the Closing Date (including, without limitation, any Liability resulting from the Reserved Litigation), except those Taxes for which the Buyer is liable pursuant to Sections 2.8 and 8.

     2.5. Purchase Price.

     (a) The Buyer agrees to assume the Assumed Liabilities and pay to the Seller, any Affiliated Transferor and HP&E at the Closing an aggregate amount equal to Seventeen Million Five Hundred Fifty Thousand Dollars ($17,550,000.00) (the "Initial Purchase Price") plus or minus amounts to account for (i) the Estimated Adjustment to the Initial Purchase Price to be made as of the Closing under Section 2.6(c), (ii) the pro rations to be made as of the Closing under Section 2.8(a), and (iii) the price adjustment contemplated in Section 2.5(b) (the Initial Purchase Price, as so adjusted, shall be referred to herein as the "Closing Purchase Price"). The Closing Purchase Price shall be payable in cash by wire transfer to the Seller in accordance with written instructions of the Seller given to the Buyer at least three (3) Business Days prior to the Closing. Following the Closing, the Closing Purchase Price shall be subject to adjustment pursuant to Sections 2.6(d) and 2.8(b), and the Closing Purchase Price, as so adjusted pursuant to such Sections, shall be herein referred to as the "Purchase Price."

     (b) If the Closing Date has not occurred on or before October 31, 2001, then the Initial Purchase Price shall be increased by an amount equal to Six Thousand Seven Hundred Dollars ($6,700.00), times the number of calendar days from and including November 1, 2001 to and including the Closing Date; provided that if Buyer has timely supplied its portion of the FERC Applications in accordance with Section 5.2(a), but the Approval Date does not occur on or before August 1, 2001, then the foregoing per diem increase shall not be assessed for the number of calendar days included in the period commencing on August 2, 2001 and ending on the day on which the Approval Date occurs.

     2.6. Adjustments to Initial Purchase Price. The Initial Purchase Price shall be increased or reduced as set forth in Sections 2.6(a), (b) and (c), and the Closing Purchase Price shall be subject to adjustment as set forth in Section 2.6(d). Such increases or reductions, as the case may be, shall be referred to herein as the "Purchase Price Adjustment" and shall be determined and paid as set forth below:

          (a) the Initial Purchase Price shall be increased to account for the following items: (i) any Pre-Approved Capital Expenditures incurred by the Seller during the Interim Period; (ii) any other capital expenditures incurred by the Seller during the Interim Period to which the Buyer shall have consented pursuant to Section 5.3.2 or as otherwise set forth in the Capital Expenditure Protocol;
     (iii) the cost of any personal property subject to leases which have been terminated before the Closing at the Buyer's request in accordance with Section 5.6(e) for conveyance to the Buyer at the Closing; and (iv) any operations and maintenance expenses paid for by the Seller during the Interim Period that the Seller would not have actually paid but for the Buyer's advance written request;

          (b) the Initial Purchase Price shall be reduced to account for (i) any Capital Commitments assumed by the Buyer that were not (1) Pre-Approved Capital Expenditures, or (2) capital expenditures necessitated by Good Industry Practice to which Buyer consented pursuant to Section 5.3.2; and (ii) any sale of Real Property prior to the Closing pursuant to
     Section 5.3.9.

          (c) at least twenty (20) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Buyer an Estimated Closing Statement (the "Estimated Closing Statement") that shall set forth the Seller's best estimate of all adjustments to the Initial Purchase Price required by Sections 2.6(a) and 2.6(b) (the "Estimated Adjustment"). Within ten (10) Business Days following the delivery of the Estimated Closing Statement by the Seller to the Buyer, the Buyer may object in good faith to the Estimated Adjustment in writing. If the Buyer objects  to  the  Estimated Adjustment,  the  Parties  shall
     attempt  to  resolve  such dispute by negotiation.   If  the
     Parties are unable to resolve such dispute before five (5) Business Days prior to the Closing Date (or if the Buyer fails to object to the Estimated Adjustment), the Initial Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute; and

          (d) within thirty (30) days following the Closing Date, the Seller shall prepare and deliver to the Buyer a closing statement that shall set forth the Seller's computation of the final Purchase Price Adjustment based on Sections 2.6(a) and (b) and the components thereof taking into account actual data (the "Closing Statement"). Within twenty (20) days following the delivery of the Closing Statement by the Seller to the Buyer, the Buyer may object to the Closing Statement in writing. The Seller agrees to cooperate with the Buyer to provide to the Buyer or the Buyer's Representatives information used to prepare the Closing Statement and information relating thereto. If the Buyer objects to the Closing Statement, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within twenty
     (20) days of any objection by the Buyer, the Parties shall appoint Arthur Andersen LLP who shall, at the Seller's and the Buyer's joint expense, review the Closing Statement and determine the appropriate Purchase Price Adjustment under this Section 2.6. The agreed upon Closing Statement or the finding of such accounting firm, as the case may be, shall be the Purchase Price Adjustment and shall be binding on the Parties. Upon the determination of the Purchase Price Adjustment, the Party owing a balance on account of the Purchase Price Adjustment shall deliver the balance due to the other Party no later than two (2) Business Days after such determination in immediately available funds or in any other manner as reasonably requested by the payee. The balance due shall be determined by offsetting against each Party's credits and debits arising from the Purchase Price Adjustment the credits and debits accorded to each Party in the Closing Statement on account of the Estimated Adjustment. The acceptance by the Buyer and the Seller of the Purchase Price Adjustment shall not constitute or be deemed to constitute a waiver of the rights of such Party in respect of any other provision of this Agreement.

     2.7. Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets for all purposes (including, without limitation, financial accounting and tax purposes) in accordance with the allocation schedule (Form 8594) attached hereto as Schedule 2.7; provided that such allocation shall be adjusted, if necessary, to comply with Section 1060 of the Code and the Treasury Regulations thereunder and applicable FERC regulations. Within one hundred and twenty (120) days after the Effective Date (or such later date as the Parties may mutually agree) but in no event fewer than thirty (30) days prior to the Closing, the Parties shall use their good faith best efforts to agree upon an allocation of the fair value of the Real Property, consistent with Schedule 2.7, on a county basis to be used for the computation of transfer taxes under Section 8(a) and the determination of the amount of title insurance under Section 6.1(i). The Buyer and the Seller may jointly agree to obtain the services of an independent appraiser to determine such fair value, the cost of which shall be borne equally by the Buyer and the Seller. Each Party shall report the transactions contemplated by this Agreement and the Related Agreements for federal income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this
Section 2.7. Each Party agrees to provide the other promptly with any other information required to complete Form 8594. Each Party shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

     2.8. Proration.

          (a) The Parties agree that all of the items normally prorated in a sale of assets of the type contemplated by this Agreement, including those listed below, relating to the business and operations of the Acquired Assets, will be prorated as of the Closing Date, with the Seller or HP&E, as the case may be, liable to the extent such items relate to any period through the Closing Date, and the Buyer liable to the extent such items relate to periods after the Closing
     Date: (i) personal property, Real Property, occupancy and water Taxes, assessments and other charges, if any, on or associated with the Acquired Assets; (ii) rent, Taxes and other items payable by or to the Seller under any of the Contracts or Leases assigned to and assumed by the Buyer hereunder; (iii) any Permit, license, registration or fees with respect to any Transferable Permit associated with the Acquired Assets, including, without limitation, fees assessed by FERC and headwater benefit assessments; and (iv) sewer rents and charges for water, telephone, electricity and other utilities. Subject to Section 2.8(b), below, not less than five (5) Business Days prior to the Closing Date, the Parties shall agree upon the sum of the net amount of the prorated amounts to which either the Seller or the Buyer shall be entitled pursuant to this Section 2.8(a) and the Initial Purchase Price shall be adjusted to reflect such net amount.

          (b) If the amount of one or more Taxes, fees or other liabilities to be prorated in accordance with Section 2.8(a) is not known or determinable on or prior to the Closing Date, the amounts to be prorated upon the Closing in accordance with Section 2.8(a) shall be based upon the actual Taxes, fees or other liabilities for the preceding year (or appropriate period) for which such actual Taxes, fees or liabilities are available. The amount of Taxes, fees or other liabilities prorated upon the Closing pursuant to Section 2.8(a) shall be adjusted upon the request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records that may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.8.

          (c) If the Closing Date is not a meter reading date under any Contract with a Customer for the sale of water and/or electrical energy, then the Buyer and the Seller shall estimate Customer usage based on historical average for the same period in prior years, taking into account weather conditions and other then current factors that affect consumption. To the extent possible, the Parties shall attempt to arrange for an interim meter reading on or near the Closing Date. If, despite Commercially Reasonable Efforts, the Parties are not able to obtain information that reasonably evidences the consumption of any Customer through the Closing Date, then the consumption of such Customer during the subject period shall be allocated to the Seller based on the number of days in such period, compared to the number of days therein through the Closing Date, with the balance being allocated to the Buyer. The absence of a definite allocation shall not affect the collection of accounts receivable after the Closing in accordance with
     Section 5.16, and the Seller and the Buyer agree to furnish each other with such access, documents and other records that may be reasonably requested in order to confirm Customer consumption.

          (d) The electrical energy produced from the Facilities and the ancillary services, rated capability and other products and services (e.g., green power credits) associated therewith shall be allocated to the Seller through the Closing Date based on the rules and regulations of ISO New England. To the fullest extent practical, the Buyer and the Seller shall estimate such capacity and associated energy based on records available as of the Closing Date from ISO New England, and the Closing Statement shall reflect any adjustments to such estimates. If, despite Commercially Reasonable Efforts or due to the rules and regulations of ISO New England, the Parties are not able to obtain information that reasonably evidences production and associated capacity through the Closing Date, or such products are sold on terms other than a daily basis, then the affected production and associated capacity during the subject period shall be allocated to the Seller based on the number of days in such period, compared to the number of days therein through the Closing Date, with the balance being allocated to the Buyer. Without limiting the foregoing, the Seller shall retain all rights with respect to installed capacity for the Facilities during the month in which the Closing Date occurs, but the Buyer shall be entitled to a credit adjustment in the Closing Statement equal to the value received by the Seller for such installed capacity for that portion of such month after the Closing Date. The Seller shall retain the right to any products recognized, price or other economic adjustments made, or other actions taken by ISO New England or any Governmental Authority to the extent related to any period before the Closing Date.

     2.9. The Closing. Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place in Boston, Massachusetts at the same offices as the closing of the Financing (or such other location as the Parties may mutually agree), commencing at 9:00 a.m. eastern time on the date that is five (5) days (or, if the fifth day is not a Business Day, then the next Business Day following such fifth day) following the date on which all of the conditions set forth in Sections 6.1 and 6.2 have either been satisfied or waived by the Party for whose benefit such condition exists, such satisfaction or waiver to conform to Section 11.12. The date of Closing is hereinafter called the "Closing Date" and shall be effective for all purposes herein as of 11:59 p.m. Eastern clock time on the Closing Date.

     2.10.    Deliveries by the Seller at the  Closing.   At  the
Closing, the Seller shall deliver, or cause the delivery of, the following to the Buyer, duly executed and properly acknowledged, if appropriate:

          (a) the deed for the Real Property and Improvements, substantially in the form attached hereto as Exhibit A-1, executed in four counterparts, and otherwise in a form suitable for recording;

          (b) the Trustee Deed in the form attached hereto as Exhibit A-3 and otherwise in form suitable for recording;

          (c) a Bill of Sale, substantially in the form attached hereto as Exhibit B, for the tangible personal property included in the Acquired Assets;

          (d) the Assignment and Assumption Agreement, in the form attached hereto as Exhibit C, in recordable form if necessary;

          (e) a Property Tax Agreement, substantially in the form attached hereto as Exhibit D;

          (f)   the  First Amendment to the Transmission  Service
     Agreement, in the form attached hereto as Exhibit E;

          (g)    the   Assignment   and   Assumption   (Headwater
     Benefits), in the form attached hereto as Exhibit F;

          (h) the Coordination Agreement, in the form attached hereto as Exhibit G;

          (i) Environmental Consultant Reliance Letters in the form of Exhibit H hereto, duly executed and addressed to the Buyer with respect to the pending Remediation at Hadley
     Falls Station and Riverside Station; provided that Seller shall not be required to use more than Commercially Reasonable Efforts to obtain such letters and/or shall have no obligation to offer or pay any consideration in order to obtain any of such letters;

          (j)  a FIRPTA Affidavit executed by the Seller;

          (k) subject to Section 5.6(e), certificates of title for the vehicles which are part of the Acquired Assets;

          (l) all attornment agreements, notices and other documents and instruments required for the assignment or other transfer of the Leases from the Seller to the Buyer, which agreements, notices, documents and instruments shall, upon the reasonable request of the Buyer, be in recordable form;

          (m) copies of all consents, waivers or approvals obtained by the Seller with respect to the Acquired Assets, the transfer of the Transferable Permits (including, without limitation, the FERC License) or the consummation of the transactions contemplated by this Agreement and the Related Agreements, to the extent specifically required under this Agreement or the Related Agreements;

          (n)   the  Stipulations  of Dismissal  contemplated  in
     Section 5.15(a);

          (o) a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 6.1(a), (b), (e) and (g) and Sections 6.2(c), (d) and (f) have been satisfied;

          (p) a copy, certified by the Clerk or an Assistant Clerk of the Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and the Related Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

          (q) certificates of the Clerk or an Assistant Clerk of the Seller, any Affiliated Transferor and HP&E, respectively, which shall identify by name and title and bear the signature of the officers of the Seller and HP&E authorized to execute and deliver this Agreement and the Related Agreements and instruments attached as exhibits hereto and thereto;

          (r) an opinion or opinions from one or more counsel to the Seller (any of whom may be an employee of the Seller or its Affiliates), dated the Closing Date and reasonably satisfactory in form to the Buyer and its counsel, covering substantially the matters set forth in Schedule 2.10(r); and

          (s) all such other instruments of sale, transfer, conveyance, assignment or assumption as the Buyer and its counsel may reasonably request in connection with the sale of the Acquired Assets, provided however, that this Section 2.10(s) shall not require the Seller to prepare or obtain any surveys relating to the Real Property other than those previously provided to the Buyer.

     2.11.    Deliveries  by the Buyer at the  Closing.   At  the
Closing, the Buyer shall deliver to the Seller, properly executed and acknowledged, if appropriate:

          (a)  the Closing Purchase Price;

          (b) the Assignment and Assumption Agreement, in the form attached hereto as Exhibit C to this Agreement, duly executed by the Buyer, and if necessary or desirable to the Seller, in recordable form;

          (c) the Property Tax Agreement, substantially in the form attached hereto as Exhibit D;

          (d)   the  First Amendment to the Transmission  Service
     Agreement, in the form attached hereto as Exhibit E;

          (e)    the   Assignment   and   Assumption   (Headwater
     Benefits), in the form attached hereto as Exhibit F;

          (f) a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 6.1(c), (d), (f) and (i) and Sections 6.2(a), (b),
     (e) and (h) have been satisfied;

          (g) a copy, certified by the Secretary or Assistant Secretary of the Buyer, of resolutions authorizing the execution and delivery of this Agreement and the Related Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

          (h)   a  certificate  of  the  Secretary  or  Assistant
     Secretary of the Buyer which shall identify by name and title and bear the signature of the officers of the Buyer authorized to execute and deliver this Agreement and the Related Agreements and instruments attached as exhibits hereto and thereto;

          (i) an opinion or opinions from one or more counsel to the Buyer (any of whom may be an employee of the Buyer or its Affiliates), dated the Closing Date and reasonably satisfactory in form to the Seller and its counsel, covering substantially the matters set forth in Schedule 2.11(i);

          (j) the Environmental Consultant Reliance Letter in the form of Exhibit H hereto, duly executed and addressed to the Seller, with respect to the reports prepared for Buyer as indicated on Schedule 3.12; provided that Buyer shall not be required to use more than Commercially Reasonable Efforts to obtain such letters and/or shall have no obligation to offer or pay any consideration in order to obtain any of such letters;

          (k)   the  Stipulations  of Dismissal  contemplated  in
     Section 5.15(a);

          (l)  evidence of the Buyer's membership in NEPOOL;

          (m) the Coordination Agreement, in the form attached hereto as Exhibit G;

          (n)  [reserved]; and

          (o) all such other instruments of purchase, sale, transfer, conveyance, delivery, receipt, assignment or assumption as the Seller and its counsel may reasonably request in connection with the sale or purchase of the Acquired Assets or assumption of the Assumed Liabilities.

3.    Representations, Warranties and Disclaimers of the  Seller.
The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the Effective Date.

     3.1. Organization of the Seller. The Seller is duly organized, validly existing and has filed the necessary documents to be (and on or before the Closing Date will be) in good standing under the laws of the Commonwealth of Massachusetts. Complete and accurate copies of the charter and by-laws of the Seller, each as amended to date, are attached hereto as Schedule 3.1.

     3.2. Authorization of Transaction. The Seller has the power and authority (including corporate power and authority) to execute and deliver this Agreement and the Related Agreements and, subject to receipt of all the Seller's Regulatory Approvals, to perform its obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of the Seller to authorize and permit the due execution and valid delivery by the Seller of this Agreement and the Related Agreements and the instruments required to be duly executed and validly delivered by the Seller pursuant hereto and thereto, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement and the Related Agreements have been duly executed and validly delivered by the Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms and conditions.

     3.3. Noncontravention. Subject to the Seller obtaining the Seller's Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority (other than Buyer or any of Buyer's Affiliates) to which the Seller or any of its property is subject or any provision of the charter or by-laws of the Seller, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien upon any of such Acquired Assets), except for matters that will not have a Material Adverse Effect or as disclosed in Schedule 3.3 or any other Schedule.

     3.4.  Brokers' Fees.  Neither the Seller nor  HP&E  has  any
Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     3.5. Title to Acquired Assets. Except for Permitted Encumbrances, the Seller has (and any Affiliated Transferor will have) title to the Real Property to the extent, and only to the extent, specified in the Title Commitments. Except as set forth in Schedule 3.5 and except for Permitted Encumbrances, the Seller has (and any Affiliated Transferor will have) good and valid title to the other Acquired Assets.

     3.6. Legal and Other Compliance; Permits.

          (a) The Seller is in substantial compliance with all current Laws applicable to the Acquired Assets or the Seller's operation of the Acquired Assets the violation of which could have a Material Adverse Effect, other than with respect to matters covered by Section 3.12 below.

          (b) Schedule 3.6(b) sets forth all Permits which are material to the ownership or operation of the Facilities and the Distribution System, and also identifies those material Permits which are transferable or assignable by the Seller to the Buyer or which will pass to the Buyer as successor in title to the Facilities or the Distribution System by operation of applicable Laws (the "Transferable Permits").

     3.7. Taxes. The Seller has filed all Tax Returns that it was required to file, and has paid all Taxes that have become due as indicated thereon, where the failure so to file or pay could have a Material Adverse Effect, except where the Seller is contesting the same in good faith by appropriate proceedings. There is no unpaid Tax due and payable that could have a Material Adverse Effect on the Buyer's ownership, operation or use of the Acquired Assets for which the Buyer could become liable.

     3.8. Contracts and Leases.

          (a) Except (i) as listed in Schedules 2.1(a)(ii), 2.1(f) or 2.1(c) or any other Schedule, (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will terminate or expire prior to the Closing Date (including, without limitation, those between the Seller and any of its Affiliates), and
     (iii) for agreements with suppliers entered into in the ordinary course of business for amounts not in excess of $25,000 individually or $50,000 in the aggregate and which have a term ending on or prior to December 31, 2001, the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which (x) is material to the business or operations of the Acquired Assets or (y) which provides for the sale of any amount of capacity or energy from any of the Acquired Assets (whether or not entered into in the ordinary course of business).

          (b) Except as disclosed in Schedule 3.8(b) (i) each of the Contracts constitutes a valid and binding obligation of the Seller, (ii) the Seller is not in default in any material respect under any of the Contracts and, to the Seller's Knowledge, the other parties to the Contracts are not in default in any material respect under any thereof, and (iii) the Contracts may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder.

          (c)    Notwithstanding  the  above,  to  the   Seller's
     Knowledge, all material operating contracts in effect on the Effective Date and to be assumed by Buyer are listed on
     Schedule 3.8(c).

     3.9. Insurance. Except as set forth in Schedule 3.9, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller insuring the Acquired Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid
(other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in
Schedule 3.9, as of the date of this Agreement, the Seller has not been refused any insurance with respect to the Acquired Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     3.10. Litigation. Except as disclosed in Schedule 3.10, no action, suit, claim, demand or other proceeding is pending or, to Seller's Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect or that questions the validity of this Agreement or the Related Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Related Agreements.

     3.11.      [Reserved].

     3.12. Environmental Matters. During the two-year period preceding the Effective Date, except for Excluded Liabilities, except as disclosed in Schedule 3.12, and except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Seller did not receive any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or failed to obtain material Permits required for the ownership or operation of any Acquired Asset under Environmental Laws; (ii) the Seller did not receive any written notice from any Governmental Authority that any Acquired Asset is listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or any similar state list; (iii) the Seller did not receive any written notice from any Person alleging Liability for any Environmental Claims; and (iv) the Seller was not required by any applicable Environmental Laws to place any use or activities restrictions or any institutional controls on any Acquired Assets. The Seller is not aware of any matters which could give rise to Environmental Liabilities which would reasonably be expected to have a Material Adverse Effect which are not disclosed or identified in the reports, documents and/or matters referred to in Schedule 3.12.

     3.13.       Condemnation.    Except   as   set   forth    in
Schedule 3.13, the Seller has received no written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Acquired Assets, which would constitute a Major Loss.

     3.14.      Regulation  as  a  Utility.   The  Seller  is   a
"subsidiary company" of a "holding company" which is registered under (and as those terms are defined in) the Public Utility
Holding Company Act of 1935, as amended.

     3.15.     [Reserved]

     3.16. Assets Used in Operation of the Facilities. Except for the Excluded Assets and except as set forth on
Schedule 3.16, the Acquired Assets constitute all material assets and properties that are used by the Seller in the operation of the Facilities and the Distribution System on the Effective Date.

     3.18. Disclaimers Regarding Acquired Assets. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, THE ACQUIRED ASSETS ARE SOLD "AS IS, WHERE IS," AND THE SELLER AND ANY AFFILIATED TRANSFEROR EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES AND/OR THE DISTRIBUTION SYSTEM, TITLE, CONDITION, VALUE OR QUALITY OF
THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS INCLUDING,
WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF ANY OF THE FACILITIES OR THE ABILITY OF THE BUYER TO SELL FROM ANY OF THE FACILITIES ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS RECOGNIZED BY ISO NEW ENGLAND FROM TIME TO TIME, AND THE SELLER AND ANY AFFILIATED TRANSFEROR SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF
MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR WHETHER THE SELLER OR ANY AFFILIATED TRANSFEROR POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ACQUIRED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLER AND ANY AFFILIATED TRANSFEROR FURTHER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SELLER AND ANY AFFILIATED TRANSFEROR EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ACQUIRED ASSETS OR THE SUITABILITY THEREOF AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT DISTRIBUTION OR GENERATION CAPACITY, AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY THE SELLER OR AND ANY AFFILIATED TRANSFEROR, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO THE BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS. IN ADDITION, THE SELLER AND ANY AFFILIATED TRANSFEROR MAKE NO
REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE SUITABILITY, ACCURACY, USEFULNESS OR INTEGRITY OF ANY PLANS, MODELS, RECORDS, DESIGNS, PROCEDURES, MANUALS AND/OR DOCUMENTS PROVIDED, DELIVERED OR TRANSFERRED PURSUANT HERETO OR IN CONNECTION HEREWITH, AND ANY USE THEREOF OR RELIANCE THEREON BY THE BUYER SHALL BE DONE OR UNDERTAKEN AT ITS SOLE RISK; PROVIDED THAT EFFECTIVE ON THE CLOSING DATE, ALL REPRESENTATIONS AND WARRANTIES OF SELLER'S CONSULTANTS (OTHER THAN CONSULTANTS THAT ARE AFFILIATES OF SELLER) RELATING THERETO ARE HEREBY ASSIGNED, WITHOUT RECOURSE, TO BUYER.

3A.   Representations, Warranties and Disclaimers  of  the  HP&E.
HP&E represents and warrants to the Buyer that the statements contained in this Section 3A are correct and complete as of the Effective Date.

     3.1.A. Organization of HP&E . HP&E is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Complete and accurate copies of the charter and by-laws of HP&E, each as amended to date, are attached hereto as Schedule 3.1.A.

     3.2.A. Authorization of Transaction. HP&E has the power and authority (including corporate power and authority) to execute and deliver this Agreement and the Related Agreements and, subject to receipt of all the Seller's Regulatory Approvals, to perform its obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of HP&E to authorize and permit the due execution and valid delivery by HP&E of this Agreement and the Related Agreements and the instruments required to be duly executed and validly delivered by HP&E pursuant hereto and thereto, the performance by HP&E of its obligations hereunder and thereunder, and the consummation by HP&E of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement and the Related Agreements have been duly executed and validly delivered by HP&E and constitute the legal, valid and binding obligation of HP&E, enforceable in accordance with their terms and conditions.

     3.3.A. Noncontravention. Subject to HP&E obtaining Seller's Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority (other than Buyer or any of Buyer's Affiliates) to which HP&E or any of its property is subject or any provision of the charter or by-laws of HP&E, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which HP&E is bound, except for matters that will not have a Material Adverse Effect.

     3.4.A. Disclaimers Regarding Acquired Assets. HP&E EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS. HP&E SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ACQUIRED ASSETS, OR ANY PART THEREOF. HP&E FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY HP&E, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO THE BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS. IN ADDITION, HP&E MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE SUITABILITY, ACCURACY, USEFULNESS OR INTEGRITY OF ANY PLANS, MODELS, RECORDS, DESIGNS, PROCEDURES, MANUALS AND/OR DOCUMENTS PROVIDED, DELIVERED OR TRANSFERRED PURSUANT HERETO OR IN CONNECTION HEREWITH, AND ANY USE THEREOF OR RELIANCE THEREON BY THE BUYER SHALL BE DONE OR UNDERTAKEN AT ITS SOLE RISK.

4.    Representations  and Warranties of the  Buyer.   The  Buyer
represents  and  warrants  to  the  Seller  and  HP&E  that   the
statements contained in this Section 4 are correct and complete as of the Effective Date.

     4.1. Organization of the Buyer. The Buyer is a municipal light plant duly organized, validly existing and in good standing under the laws of Massachusetts. Copies of the organizational documents of the Buyer, each as amended to date, have been heretofore delivered to the Seller and are accurate and complete.

     4.2. Authorization of Transaction. The Buyer has the power and authority (including municipal light plant power and authority) to execute and deliver this Agreement and the Related Agreements and, subject to receipt of all Buyer's Regulatory Approvals, to perform its obligations hereunder and thereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the due execution and valid delivery by the Buyer of this Agreement, the Related Agreements and the instruments required to be duly executed and validly delivered by the Buyer pursuant hereto and thereto, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement and the Related Agreements have been duly executed and validly delivered by the Buyer and constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions.

     4.3. Noncontravention. Subject to the Buyer obtaining the Buyer's Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the organizational documents of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that will not have a Buyer Material Adverse Effect.

     4.4. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     4.5. Litigation. No action, suit, claim, demand or other proceeding is pending or, to the Buyer's Knowledge, threatened that would be reasonably likely to result in a Buyer Material Adverse Effect or that questions the validity of this Agreement or the Related Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Related Agreements. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Buyer that have a Buyer Material Adverse Effect or impair, estop, impede, restrain, ban or otherwise adversely affect the Buyer's ability to satisfy or perform any of the Assumed Liabilities under any federal, state or local Law.

     4.6. No Knowledge of the Seller's Breach. The Buyer has no Knowledge of any breach by the Seller of any representation or warranty contained in Section 3 hereof, or of any condition or circumstance that would excuse the Buyer from performance of its obligations under this Agreement or the Related Agreements.

     4.7. Availability of Funds. The Buyer has no reason to believe it will not have sufficient funds available to it to pay the Closing Purchase Price on the Closing Date.

     4.8.  "As Is" Sale.  The representations and warranties  set forth in Section 3 and 3A hereof constitute the sole and exclusive representations and warranties of the Seller and HP&E in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Acquired Assets or their transfer other than those incorporated in this Agreement. Except for the representations and warranties expressly set forth in Section 3, the Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by the Seller including any oral, written or electronic response to any information request provided to the Buyer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE BUYER ACKNOWLEDGES AND AGREES THAT THE ACQUIRED ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE BUYER HAS CONDUCTED TO ITS SATISFACTION ALL NECESSARY AND SUFFICIENT EXAMINATION OF THE ACQUIRED ASSETS, AND THAT THE BUYER IS RELYING ON ITS OWN EXAMINATION OF THE ACQUIRED ASSETS, AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY THE SELLER, ANY AFFILIATED TRANSFEROR OR HP&E, OR ANY BROKER OR INVESTMENT BANKER. THE BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTION 9.1, THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND HP&E SET FORTH IN THIS AGREEMENT TERMINATE AS OF THE CLOSING DATE OR TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 10, AND THAT FOLLOWING THE CLOSING DATE OR
SUCH TERMINATION, AS THE CASE MAY BE, THE BUYER SHALL HAVE NO RECOURSE AGAINST THE SELLER, ANY AFFILIATED TRANSFEROR OR HP&E WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES.

     4.9. Environmental Reports. No reports, studies or other investigations or analyses relating to potential Environmental Liabilities with respect to any of the Acquired Assets have been prepared by, or at the request of, the Buyer, other than as set forth in subsection (a) of Schedule 3.12.

     4.10. Qualified Buyer. To the Knowledge of the Buyer, the Buyer is qualified to obtain any Permits necessary for the Buyer to own and operate the Acquired Assets as of the Closing, to the extent such operation is either required by any Related Agreement or this Agreement, or is contemplated by the Buyer.

5.   Covenants.  The Parties agree as follows:

     5.1.  General.   Prior to the Closing, each of  the  Parties
will use its best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements prior to September 15, 2001 including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below.

     5.2. Notices, Consents and Approvals.

          (a)   The  Parties  acknowledge and agree  that  it  is
     important that the Closing occur as soon as possible in order to achieve the date set forth in Section 5.1. Accordingly, the Buyer hereby covenants that it shall (x) submit its portion of the draft applications, including all required exhibits and attachments, under Sections 203 and 205 of the Federal Power Act substantially in a form ready for filing with the FERC (the "FERC Applications") to the Seller within fifteen (15) days after the Effective Date for the Seller's review, and (y) cooperate with the Seller with a view to filing the FERC Applications with the FERC in accordance with the rules and regulations of the FERC on or before thirty (30) days after the Effective Date and shall thereafter not seek to amend or withdraw such FERC Applications.

          (b) Without limitation of Section 5.2(a), prior to the Closing, the Seller and the Buyer shall cooperate with each other and use all Commercially Reasonable Efforts to (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to the Buyer of all necessary Permits and (iv) obtain all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or in any of the Related Agreements
     (including, without limitation, the Seller's Regulatory Approvals and the Buyer's Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which any of them is bound. The Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement or in any of the Related Agreements which appear in any filing made in connection with the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the Seller is not obligated to assign or transfer any interest in any Transferable Permits, including, without limitation, those obtained pursuant to the applicable requirements of Environmental Laws, if the consent or approval of the third Person for such assignment or transfer cannot be obtained.

          (c) Except as set forth in Section 5.2(d), the Parties shall share responsibility for securing the transfer or reissuance of the Permits (including the Transferable Permits) effective as of the Closing Date, and each Party shall bear all of the costs and expenses incurred by such Party in connection therewith (provided that the Buyer shall solely bear any reissuance, transfer or similar fees). The Parties shall cooperate with the efforts in this regard. If Parties are unable to secure the transfer or reissuance of one or more Permits effective on the Closing Date, then the Closing shall be postponed until such permits are transferred or reissued, or canceled; provided that if such postponement exceeds thirty (30) days, the Buyer and the Seller shall use Commercially Reasonable Efforts to arrange for the operation of the Facilities under the existing Permits (with appropriate indemnities in favor of the Seller and its Affiliates) pursuant to the Generation Support Services Agreement or other mutually agreed arrangement that allows the Closing to occur notwithstanding the failure to transfer or reissue certain Permits; provided, however, that the Closing shall not occur unless FERC has authorized the transfer of the FERC License.

          (d) Within thirty (30) days after the Effective Date, the Buyer shall provide Seller with copies, in form ready to be filed with FERC, of duly executed contingent withdrawals or similar pleadings from the Buyer, the City, Massachusetts Municipal Wholesale Electric Company, and the City of Ashburnham, withdrawing, terminating or otherwise removing any and all competing applications, motions to intervene, motions for rehearing, appeals and/or any other actions affecting the FERC License, as the case may be, by any of such Persons in the Relicensing Proceeding. Such withdrawals shall be contingent and without prejudice if either this Agreement terminates without the consummation of the transactions contemplated hereunder, or FERC denies the request for authorization to transfer the FERC License to the Buyer. Simultaneously with the filing of the FERC Applications, Buyer shall file, or cause each of such other Persons to file, such withdrawals with FERC. Buyer shall use its best efforts to obtain any additional documents or other assurances required by FERC in connection with such withdrawals.

          (e) Notwithstanding anything in this Section 5.2 or elsewhere in this Agreement to the contrary, Seller shall retain full authority and discretion with regard to the conduct of, and negotiations, agreement and other commitments related to and/or arising from the Relicensing Proceeding. Seller shall provide Buyer with advance notice of any significant developments in the Relicensing Proceedings and shall reasonably consider Buyer's position in that regard. Notwithstanding the rights reserved by Seller with respect to the Relicensing Proceeding, (i) the Seller shall not modify the FERC License and/or the Water Quality Certification, copies of which are attached hereto as Schedule 5.2(e), in a manner that would have a Material Adverse Effect, unless the Buyer has consented to such modification, which consent shall not be unreasonably withheld or delayed; and (ii) all capital expenditures made or undertaken by the Seller during the Interim Period with respect to the FERC License and/or the Water Quality Certification shall be subject to the terms of Section 5.3.2.

     5.3. Operation of Business.

     5.3.1. Interim Operation. During the Interim Period, the Seller will operate and maintain the Acquired Assets in the ordinary course consistent with Good Industry Practices, unless otherwise contemplated by this Agreement or with the prior written consent of the Buyer. Without limiting the generality of the foregoing, the Seller shall not, without the prior written consent of the Buyer, which Buyer shall not unreasonably withhold or delay, during the Interim Period, with respect to the Acquired
Assets:

          (a) sell, lease (as lessor), transfer or otherwise dispose of, any of the Acquired Assets, other than as used, consumed or replaced in the ordinary course of business consistent with Good Industry Practices, or encumber, pledge, mortgage or suffer to be imposed on any of the
     Acquired Assets any Lien other than (1) Conservation Restrictions and other Permitted Encumbrances of the type described in clauses (i) through (vi) of the definition thereof, (2) to any Affiliated Transferor, and (3) as permitted in Section 5.3.5;

          (b)   make  any  material  change  in  the  levels   of
     Inventories  customarily  maintained  by  the  Seller   with
     respect to the Acquired Assets, except for such changes that are consistent with Good Industry Practices;

          (c) amend, terminate or otherwise modify any Contract, Lease or Permit other than in the ordinary course of business, or as may be required in connection with transferring the Seller's rights or obligations thereunder to the Buyer pursuant to this Agreement;

          (d) enter into, amend, or otherwise modify any real or personal property Tax agreement, treaty or settlement; or

          (e) except as set forth in Schedule 5.3.1(e), enter into any commitment for the purchase or sale of fuel (whether commodity or transportation) having a term greater than three (3) months and not terminable either
     (i) automatically on the Closing Date; or (ii) by option of the Buyer in its sole discretion at any time after the Closing Date without penalty.

On the Closing Date, Seller shall arrange, at Seller's cost, for the final removal and proper disposal, in accordance with applicable Law, of any Hazardous Substances generated in the ordinary course of business in operating and maintaining the Acquired Assets that have been stored at the Facilities pending such removal.

      5.3.2. Capital Expenditures. During the Interim Period, subject to the terms of this Section 5.3.2, the Seller shall not be entitled to reimbursement for any capital expenditures with respect to the Acquired Assets that are not Pre-Approved Capital Expenditures or a Capital Commitment relating thereto, except for:

     (a) those capital expenditures or Capital Commitments which have been approved or deemed to have been approved by the Buyer in accordance with the Capital Expenditure Protocol (in which event such capital expenditures or Capital
     Commitments  shall  be  deemed to  be  Pre-Approved  Capital
     Expenditures); and

     (b) those capital expenditures or Capital Commitments necessitated by Good Industry Practice or in compliance with applicable Law (including, without limitation, the FERC License and/or the Water Quality Certification), and undertaken in an emergency situation or despite the Buyer's objections thereto, each as contemplated in the Capital Expenditure Protocol, in which case the Buyer and the Seller shall endeavor to address responsibility for the cost of such capital expenditures or Capital Commitments in good faith.

Notwithstanding anything in Section 5.3.2 to the contrary, the Seller may, in its sole discretion, (i) make Pre-Approved Capital Expenditures or incur a Capital Commitment with respect thereto, and (ii) make Capital Commitments for which an adjustment to the Initial Purchase Price will be made pursuant to Section 2.6(b). To the extent that a capital expenditure or Capital Commitment exceeds the amount of any Pre-Approved Capital Expenditure, the Seller may incur and/or commit the entire amount, but such excess amount only shall be subject to the Capital Approval Protocol and/or the provisions of Section 2.6(b).

      5.3.3. Riverside Restoration. Seller shall complete the demolition, Remediation and restoration of the former Riverside Generating Station located at Water Street, Holyoke, Massachusetts, in accordance with the plan attached hereto as
Schedule 5.3.3 (the "Riverside Plan"). In connection therewith, the Seller shall bear all costs of (a) completion of the Riverside Plan, and (b) reconnection of all eight distribution lines used in the Distribution System and currently emanating therefrom, including, without limitation, the distribution line crossing the Connecticut River. Notwithstanding the foregoing, if the work contemplated in the Riverside Plan has not been completed before the Closing Date, the Closing shall nonetheless occur, and the Seller shall retain the responsibility to complete such work, at Seller's sole cost and expense, in accordance with the Riverside Plan after the Closing. In such event, the Buyer shall provide such access and other rights as the Seller may reasonably require to complete such work. The Seller's obligations under this Section 5.3.3 or otherwise under this Agreement shall expire and otherwise terminate, without any further Liability whatsoever, and Buyer shall assume full Liability for the Riverside Generating Station, simultaneously with the earlier to occur of (i) the expiration of the sixtieth
(60th) day after submission to the MADEP of the Seller's filing of a Class A-3 Response Action Outcome for such work, without objection from the MADEP during such 60 day period (or if the MADEP so objects, the date on which Seller satisfies such objections to the satisfaction of the MADEP); or (ii) the date on which the MADEP approves or otherwise accepts (in whatever form) the Class A-3 Response Action Outcome for such work.

     5.3.4. Interim Environmental Actions. Subject to the terms and conditions of this Section 5.3.4, Seller shall complete the additional testing and/or Remediation described on Schedule
5.3.4. Seller shall retain full authority and discretion with regard to filings, negotiations, agreement and other commitments related to and/or arising from the performance of the work described on Schedule 5.3.4. If any of such work has not been completed before the Closing Date, the Closing shall nonetheless occur, and Seller shall retain the responsibility to complete such work in accordance with the requirements of Schedule 5.3.4. In such event, the Buyer shall provide such access and other rights as the Seller may reasonably require to complete such work. Seller shall solely bear all third party costs and expenses resulting from the work contemplated under this Section
5.3.4. Each Party shall bear its own internal costs with respect to the work contemplated under this Section 5.3.4. As to each item described in Schedule 5.3.4, Seller's obligations under this
Section 5.3.4 or otherwise under this Agreement shall expire and otherwise terminate, without any further Liability whatsoever, and Buyer shall assume full Liability for the Acquired Asset affected by such item, simultaneously with the fulfillment of the acceptance criteria applicable to such item on Schedule 5.3.4. Nothing set forth herein shall prejudice or otherwise impair any claim or other right that Seller or any of its Affiliates may have against any other Person with respect to the Remediation contemplated under this Section 5.3.4.

      5.3.5. Reserved Easements. In lieu of reserving all or any portion of the Reserved Easements referenced in the Deed (and affecting the areas set forth in Exhibit D to the Deed) at the Closing, the Seller and HP&E shall have the right to grant such Reserved Easements, in whole or in part, to the Seller's Affiliates or any other Person during the Interim Period. The Seller and/or HP&E shall provide to the Buyer copies of all such instruments of conveyance executed and delivered during the Interim Period.

      5.3.6. Purchase Order Transition. The Buyer acknowledges that in connection with the Closing, the Seller and its Affiliates intends to terminate, cancel or otherwise modify all or a portion of the outstanding purchase orders relating to the operation of the Acquired Assets such that the vendors will not supply materials or services thereunder for the Acquired Assets after the Closing Date. Such purchase orders include those listed on Schedule 5.3.6; provided that Seller may modify and/or continue all or some of such purchase orders in connection with the operation of Mt. Tom. The Seller shall reasonably cooperate with the Buyer's efforts to enter into new purchase orders or contracts with any of the vendors identified on Schedule 5.3.6; provided that the Closing shall not be affected by the status of Buyer's effort in that regard.

     5.3.7 Cove Island. During the Interim Period, Seller shall not provide any assurances to any of the licensees under the campsite licenses affecting Cove Island, South Hadley, Massachusetts (as set forth in Schedule 2.1(f)) about the future disposition of such licenses, including, without limitation, the possible extension of such licenses for a longer term, without the prior written authorization of Buyer. Buyer and Seller shall reasonably coordinate to act in a manner consistent with Buyer's plans for Cove Island after the Closing. Nothing in this Section
5.3.7 shall impose any obligations or other Liabilities on Seller with respect to the condition of Cove Island, or affect Buyer's assumption of all Liabilities relating to Cove Island and/or arising (under applicable Law or otherwise) out of the transfer of Cove Island pursuant hereto, including, without limitation, all obligations to comply with Title V and all Environmental Liabilities associated with Cove Island, it being understood that the Assumed Liabilities include any and all Liabilities of Seller under Title V and, in accordance with Section 9.4, Buyer shall indemnify Seller against any actions taken by, and/or omission of, Seller, any of such licensees, or any other Person with respect to Cove Island.

      5.3.8 Inventory. To the extent that the Seller maintains any inventory of major equipment and/or spare parts solely allocated to (as opposed to shared with) the Facilities and/or the Distribution System at any location other than a Site, the Seller shall cause such Inventory to be delivered to a Facility before the Closing, or make suitable arrangements to grant access to such Inventory for removal by the Buyer after the Closing.

      5.3.9 Real Property Sale. Seller reserves the right to sell Parcel 82-109 in Holyoke, Massachusetts (as more particularly described in Schedule 2.1(a)), pursuant to a Purchase and Sale Agreement between the Seller and Alice King, in which case the Initial Purchase Price shall be reduced by the full amount of the cash proceeds received by the Seller from Alice King in such sale, if consummated before the Closing. Alternatively, the Seller may convey such real property subject to such Purchase and Sale Agreement, or cancel such Purchase and Sale Agreement, in each case without resulting in any reduction or other adjustment to the Purchase Price.

      5.3.10  WMECO.   During  the Interim  Period,  Buyer  shall
negotiate in good faith an agreement with WMECO, effective on the Closing Date, to address the matters set forth on Schedule
5.3.10.

     5.4. Full Access.

     (a) During the Interim Period, the Seller will permit the Buyer and Representatives of the Buyer during normal business hours (i) to have reasonable access upon reasonable notice, in a manner so as not to either interfere with the normal business operations of the Seller and/or increase the operating costs of the Seller, to all premises, properties, management, personnel, books, records (including Tax records, but excluding all other Excluded Records) and documents associated with the Acquired Assets; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; and (iii) furnish the Buyer with a copy of each material report, schedule or other document filed or received by it with respect to the Acquired Assets with a Governmental Authority. The Seller also shall afford the Buyer a reasonable opportunity for the Buyer to copy, at Buyer's sole expense, any records (excluding, however, any of the Excluded Records) being removed from One Canal Street, Holyoke, Massachusetts for retention by Seller after the Closing in accordance with Section 2.2(h).

     (b) During the Interim Period, at the sole cost and expense of the Buyer, the Seller will permit designated employees or Representatives of the Buyer (the "Buyer's Observers") to observe all operations of the Seller related to the Acquired Assets and to ask questions and receive appropriate responses with respect to such operations. Such observation and inquiry shall be permitted on a cooperative basis in the presence of personnel of the Seller during normal business hours of the Seller; provided, however, that the Buyer's Observers shall not unreasonably interfere (in terms of frequency, scope or otherwise) with the operation of the Acquired Assets by the Seller.

     (c) The Buyer acknowledges that the access and observation rights set forth in this Section 5.4 shall not be construed as any obligation by the Seller or any of its Affiliates to train, educate or otherwise convey any experience or expertise to the Buyer or any of Buyer's Representatives or Buyer's Observers with regard to the Seller's business, including, without limitation, the operation of any of the Acquired Assets.

     5.5. Interim Period Notice.

     (a) The Buyer shall notify the Seller promptly if any information comes to its attention prior to the Closing that is likely to (i) excuse the Buyer from the performance of its obligations under this Agreement or the Related Agreements, (ii) cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied, or (iii) cause a Material Adverse Effect.

     (b) The Seller shall notify the Buyer of the existence of any matter which would cause any of the representations or warranties in Section 3 and/or 3A above to be untrue or incorrect. Unless the Buyer has the right to terminate this Agreement pursuant to Section 10.1(b)(vi) below by reason of such notice and exercises that right within the period of 15 days referred to in Section 10.1(b)(vi) below, the written notice pursuant to this Section 5.5(b) shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in
Section 3 and/or 3A above as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

     (c) The Buyer may elect at any time to notify the Seller of the existence of any matter, which if in existence on the Effective Date or the Closing Date would or might cause any of the representations or warranties in Section 4 above to be untrue or incorrect. Unless the Seller has the right to terminate this Agreement pursuant to Section 10.1(c)(vi) below by reason of such notice and exercises that right within the period of 15 days referred to in Section 10.1(c)(vi) below, the written notice pursuant to this Section 5.5(b) shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in
Section 4 above as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

     5.6. Further Assurances.

     (a) At any time and from time to time after the Closing, at the request of a Party, the other Party will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Seller and the Buyer may both reasonably agree is necessary to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to or interest in the Acquired Assets and Assumed Liabilities or to put the Buyer in actual possession and operating control of the Acquired Assets.

     (b) In the event that any asset that is an Acquired Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall, subject to Sections 5.6(c), (d) and (e), use its best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing.

     (c) To the extent that the Seller's rights under any Contract or Lease may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. The Seller and the Buyer agree that if any consent to an assignment shall not be obtained, or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Contract or Lease in question, so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Contract or Lease, shall, after the Closing, appoint the Buyer to be the Seller's agent with respect to such Contract or Lease, and the Seller shall, to the maximum extent permitted by law and such Contract or Lease, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Contract or Lease. The Seller and the Buyer shall cooperate and shall each use their Commercially Reasonable Efforts after the Closing to obtain an assignment of such Contract or Lease to the Buyer; provided that neither the Seller nor the Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents.

     (d) To the extent that the Seller's rights under any warranty or guaranty described in Section 2.1.1(b) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful. The Seller and the Buyer agree that if any consent to an assignment of any such warranty or guaranty would be ineffective or would impair the Buyer's rights and obligations under the warranty or guaranty in question, so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller shall use Commercially Reasonable Efforts, at the Buyer's sole cost and expense (provided that the Seller shall not be reimbursed for any internal costs associated with such effort), to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of the Buyer so as to the maximum extent possible to provide the Buyer with the benefits and obligations of such warranty or guaranty. Notwithstanding the foregoing, the Seller shall not be obligated to bring or file suit against any Third Party, provided that if the Seller shall determine not to bring or file suit after being requested by the Buyer to do so, the Seller shall assign, to the extent permitted by law or any applicable agreement or contract, its rights in respect of the claims so that the Buyer may bring or file such suit.

     (e) To the extent that any personal property lease cannot be assigned to the Buyer, including, without limitation, the leases listed on Schedule 5.6(e), or is not subject to arrangements described in Section 5.6(c), upon the Buyer's request and at the Buyer's sole expense, the Seller will use Commercially Reasonable Efforts to acquire the assets relating to such lease and to include them in the Acquired Assets before the Closing Date.

     (f) The Seller and its Affiliates shall have the right, for a period of twelve (12) months after the Closing Date, to use, without charge from Buyer, the transformer described on Schedule 5.6(f) (the "Spare Transformer"), at Seller's sole handling expense; provided that such right shall terminate upon the earlier to occur of the delivery of a new replacement transformer (capable of performing the functions of the Spare Transformer) to the warehouse of Seller or its Affiliate, or the first anniversary of the Closing Date. If the Seller or any such Affiliates requires the use of the Spare Transformer during such period, the Seller shall notify the Buyer thereof, and the affected parties shall coordinate immediate usage. In all such circumstances, the Person exercising the right to use the Spare Transformer in accordance with this Section 5.6(f) shall (i) return the Spare Transformer in a maintained condition at no cost to the Buyer within in thirty (30) days after the right to use the Spare Transformer terminates as previously provided in this
Section 5.6(f), (ii) provide evidence of the inclusion of the Spare Transformer in the then existing insurance coverage of such Person, with insurers authorized to do business in the
Commonwealth of Massachusetts, and (iii) be responsible for any loss or casualty affecting the Spare Transformer during the period that such Person possesses or controls such equipment. The Buyer shall promptly advise the Seller if it intends to install the Spare Transformer in its system during such 12 month period, which notice shall include an estimated duration of its use, and the Buyer shall keep the Seller reasonably apprised of Buyer's repair and/or replacement efforts and the anticipated availability of the Spare Transformer. The Spare Transformer shall not be used during such 12 month period by any Person (including, without limitation, Buyer or Seller), except for emergency purposes and then only for the duration of such emergency.

     5.7. Employee Matters.

     (a) The Seller and the Buyer shall reasonably coordinate the acquisition process to minimize any impact on the Seller's employees. The Buyer intends to post positions for eleven (11) experienced hydro-electric facility operations and maintenance personnel. Personnel on the payroll at the Facilities on the Effective Date will be offered the opportunity to apply for all of such posted positions at comparable wages.

     (b) The Seller shall comply with any and all continuation of coverage under the Seller's employee benefit plans as required under 601 through 608 of ERISA and 4980B of the Code with respect to any person as to whom a "qualifying event" as defined in 4980 of the Code occurred on or prior to the Closing Date, at no cost to Buyer.

     (c) Subject to Section 10.3, on or before the Closing Date, the Seller shall be solely responsible for the payment of all wages and compensation legally owing to or with respect to any of the Seller's employees that arise in connection with the Buyer's purchase of the Acquired Assets, including, without limitation, accrued and payable vacation pay, bonuses, severance pay, overtime, and all benefits under any employee benefit plan that became payable on account of termination of employment or any other amounts to which such employees may be entitled for services rendered prior to their termination or by virtue of their termination. The Buyer shall not have any liability under the Seller's employee benefit plans for retirees of the Seller as of the Closing Date.

     (d) Subject to Section 10.3, Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local Laws for the notification of its employees arising from the sale of the Acquired Assets to the
Buyer up to and including the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees. All severance and other costs associated with workforce restructuring activities associated with the Acquired Assets and/or the Buyer's employees subsequent to the Closing Date shall be borne solely by the Buyer.

     5.8. Title Commitment and Surveys.

     (a) On or prior to the Effective Date, Buyer shall obtain, at its sole cost and expense, a title insurance commitment ("Title Commitment") for the Real Property, which may contain the standard exception for such matters that would be disclosed by an accurate survey of the Real Property. The Title Commitment, a copy of which is attached hereto as Schedule 3.5, is hereby incorporated into this Agreement by this reference. The Title Commitment shall be issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's policies of title insurance with respect to all Real Property. Such policy shall be standard ALTA owner's policy in the full amount of the fair value of the Real Property as determined in accordance with Section 2.7. All policies shall insure title in full accordance with the terms and conditions hereof.

     (b) Within ninety (90) days after the Effective Date, Buyer, at its sole cost and expense, may obtain and deliver to Seller any and all Surveys that Buyer deems necessary with respect to any portion of the Real Property containing Improvements. Such Survey(s) will comply with the requirements of the issuer of the Title Commitment as a condition to the removal as to the surveyed areas of the survey exception from the standard printed exceptions in Schedule B of the Title Commitment; provided that such removal shall not be required unless Buyer has procured the necessary surveys as contemplated in this Section 5.8(b).

     (c) Seller shall prepare legal descriptions for the Real Properties located in Chicopee and South Hadley, Massachusetts to be transferred to the Buyer as a portion of the Acquired Assets, and the interests in the real property, Improvements thereon, easements and other rights in real property described in Schedule 2.2(b) located in Holyoke, Massachusetts and to be retained by the Seller as a portion of the Excluded Assets. Buyer shall prepare legal descriptions for the Real Properties and easements located in Holyoke, Massachusetts to be transferred to the Buyer as a portion of the Acquired Assets. All of such legal descriptions shall be in a form suitable for acceptance for recording by the applicable Registry of Deeds, and Buyer and Seller shall use Commercially Reasonable Efforts to complete such descriptions within ninety (90) days after the Effective Date.

     (d) Seller shall use Commercially Reasonable Efforts to obtain from rights from Mastex Industries, Inc. to maintain the control room at the Skinner Station Facility in its current configuration or to otherwise address the possible minor encroachment of a portion of such control room on property owned by Mastex Industries, Inc., as more particularly described in a plan dated May 2001, prepared by Smith Associates Surveys, Inc. for the Buyer.

     (e) If reasonably requested by the issuer of the Title Commitment, Buyer may direct Seller to (i) request a common fence/wall agreement or similar arrangement with Ludlow Corp. with respect to the storage and parking facility shared by Seller and Ludlow Corp. located at Water Street, Holyoke, Massachusetts; and (ii) notify any Person that has encroached on any of the Real Properties in Chicopee to the extent shown on a plan dated May 2001, prepared by D. L. Bean, Inc., for the Buyer and, in connection therewith, either propose a license arrangement (which shall be effective on the Closing Date), or record an appropriate notice with the Registry of Deeds evidencing the Seller's objection to such encroachment. Any notices, documents, instruments or agreements relating to actions requested by Buyer pursuant to this Section 5.8(e) shall be prepared by Buyer, at Buyer's expense, and shall be subject to Seller's reasonable consent and approval. After complying with Buyer's request in connection with the foregoing, Buyer and Seller shall reasonably coordinate to act in a manner consistent with the requirements of such issuer of the Title Commitment, but Seller shall have no obligation to take any action with respect to such request, notice or otherwise, including, without limitation, the commencement of eviction proceedings or the negotiation of any documents, instruments or agreements. Nothing in this Section 5.8(e) shall impose any obligations or other Liabilities on
Seller with respect to the condition of the Real Properties, or affect the Assumed Liabilities relating thereto, and Buyer shall not rely on the matters subject to this Section 5.8(e) as a basis for the failure to satisfy the condition precedent set forth in
Section 6.1(i). In accordance with Section 9.4, Buyer shall indemnify Seller against any Losses arising from, or relating to, any action taken by Seller at the direction of Buyer pursuant to this Section 5.8(e). This Section 5.8(e) shall not impair, hinder or otherwise preclude Seller's right to take action during the Interim Period to protect its interests with regard to the Real Properties, including, without limitation, actions under applicable Law to remove or otherwise object to encroachments; provided that, to the extent practical under the circumstances (taking into account the need for Seller to act within a period under applicable Law), Seller shall coordinate any of such actions with Buyer and the issuer of the Title Commitment.

     (f) The Seller shall remove all consensual Liens that require a payment of dollars, if any, including any mortgages, at or prior to the Closing Date.

     5.9. Access after Closing.

     (a) For a period of five (5) years after the Closing Date, or as a permanent public record as provided in Section 5.9(b), the Seller and its Affiliates shall have reasonable access to all of the records, books and documents related to the Acquired Assets to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Seller prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller (or such Affiliate(s)) shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.9(a). If the Buyer shall desire to dispose of any records, books or documents that may relate to operation of the Acquired Assets before the Closing prior to the expiration of such five-year period, the Buyer shall, prior to such disposition, give to the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such records, books or documents as the Seller may select. Notwithstanding anything to the contrary in this Agreement, the Seller and HP&E shall be entitled to retain copies of all records, books and documents transferred to the Buyer pursuant to the terms hereof; provided that the Seller and HP&E shall not use such copies relating to the Facilities for purposes of gaining a competitive advantage over the Buyer.

     (b) All historical records of the Seller acquired by the Buyer pursuant to Section 2.1.1(g) shall be adequately protected from fire or other casualty and shall be made available to public and the Seller for inspection and copying (at the cost of the requesting Person) in Holyoke, Massachusetts during normal business hours. Buyer shall have the right to fulfill the foregoing obligation by donating all or a portion of such historical records to the local historical society or library, provided that such Person has the ability to manage such records and access. The Parties recognize that some of the historical records may have little value, in which case, prior to disposing of any such record, the Buyer and the Seller shall comply with the provisions of Section 5.9(a).

     (c) After the Closing, the Seller shall have reasonable access to the Acquired Assets and other properties of the Buyer to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the Excluded Liabilities and as contemplated in Sections 5.3.3 and
5.3.4. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.9(c) and shall maintain adequate insurance coverage for its activities during such access.

     5.10. NEPOOL. At the Closing, the Buyer shall be a member in good standing in NEPOOL. Except as required to preserve system reliability and in compliance with the requirements of the ISO New England or NEPOOL, and as may be otherwise provided in any Related Agreement, the Seller shall not interfere with the Buyer's efforts to expand or modify generation capacity at any of the Sites.

     5.11.   Risk of Loss.  Except as otherwise provided in  this
Section 5.11, during the Interim Period all risk of loss or damage to the Acquired Assets shall be borne by the Seller. If during the Interim Period the Acquired Assets are damaged by fire or other casualty (each such event, an "Event of Loss"), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a "Taking"), then the following provisions shall apply:

          (a) the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, less any insurance proceeds received or payable to the Seller in connection with such Event or
     Events of Loss (provided that any insurance proceeds received or payable in connection with an Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss or made available to the Buyer), are reasonably estimated to be an amount less than or equal to $500,000, and/or (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds equal an amount less than or equal to $500,000, shall have no effect on the transactions contemplated hereby;

          (b) upon the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, less any insurance proceeds received or payable to the Seller in connection with such Event or Events of Loss (provided that any insurance proceeds received or payable in connection with an Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss or made available to the Buyer), are reasonably estimated to be an amount in excess of $500,000, or (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds equal an amount in excess of $500,000 (a "Major Loss"), the Seller shall have, in the case of a Major Loss relating to one or more Events of Loss, the option, exercised by notice to the Buyer, to restore, repair or replace the damaged Acquired Assets prior to Closing. If the Seller elects to restore, repair or replace the Acquired Assets relating to a Major Loss, which election shall be made by notice to the Buyer within fifteen
     (15) days following the occurrence of the Major Loss, the completion of the repair, replacement or restoration will be a condition to the Closing and the Closing Date shall be postponed at the election of the Seller for the amount of time reasonably necessary to complete the restoration, repair or replacement, not to exceed one hundred and eighty
     (180) days without the Buyer's consent. If the Seller elects not to restore, repair or replace the Acquired Assets affected by a Major Loss, or such Major Loss is the result of one or more Takings, the provisions of Section 5.11.(c) will apply;

          (c) in the event that the Seller elects not to restore, repair or replace a Major Loss, or in the event that the Seller, having elected to repair, replace or restore the Major Loss, fails to complete the repair, replacement or restoration within the one hundred eighty
     (180) days (or such longer period as the Buyer shall have consented to), or in the event that a Major Loss is the result of one or more Takings, then the Parties shall, within thirty (30) days following the Seller's election, failure to complete, or the occurrence of such Takings, as the case may be, negotiate in good faith an equitable adjustment in the Purchase Price to reflect the impact of the Major Loss, as mitigated by any repair, replacement or restoration work actually completed by the Seller, on the Acquired Assets being sold to the Buyer, and proceed to Closing. To assist the Buyer in its evaluation of any and all Events of Loss, the Seller shall provide the Buyer such access to the Acquired Assets and such information as the Buyer may reasonably request in connection therewith; and

          (d)   in  the  event  that the Parties  fail  to  reach
     agreement on an equitable adjustment of the Purchase Price within the thirty (30) days provided in Section 5.11(c), then the Buyer shall have the election, exercisable by notice to the Seller within fifteen (15) days immediately following the expiration of the thirty (30) day period, to either (i) proceed with the consummation of the transaction at Closing, with a reduction in the Purchase Price consistent with the Seller's last offer communicated to the Buyer, in which event the Seller shall assign over or deliver to the Buyer at Closing all condemnation proceeds or insurance proceeds which the Seller receives, or to which the Seller becomes entitled by virtue of the Events of Loss, less any costs and expenses reasonably incurred by the Seller in obtaining such condemnation proceeds or insurance proceeds, or (ii) terminate this Agreement, in which event this Agreement shall terminate and neither Party shall thereafter have any obligation or liability to the other by reason of this Agreement. If the Buyer fails to make the election within the fifteen (15) day period, the Buyer will be deemed to have made the election to proceed with the Closing.

     5.12.  [Reserved]

     5.13.  Waiver of Distribution Franchise Rights.

     (a) It is the intent of the Parties that from and after the Closing, as to the Parties, (i) the Buyer shall have an exclusive franchise for the distribution of electricity in Holyoke, Massachusetts; (ii) the Seller and HP&E shall not engage in Distribution Operations in Holyoke, South Hadley, Chicopee, Northampton, Easthampton, Southampton, Westfield and West Springfield, Massachusetts; and (iii) the Seller and HP&E shall not compete with Retail Electricity Sales of the Buyer in Holyoke, South Hadley, Chicopee, and Westfield, unless, for each such municipality, applicable Law generally allows Persons to compete with the Buyer for such Retail Electricity Sales. In furtherance of the foregoing, effective simultaneously with the Closing, subject to, and in accordance with this Section 5.13:

     (1) each of the Seller and HP&E hereby irrevocably waives and relinquishes their franchises or similar rights that entitle the Seller and HP&E to own, operate, conduct or otherwise directly or indirectly engage in Distribution Operations in Holyoke, South Hadley, Chicopee, Northampton, Easthampton, Southampton, Westfield and West Springfield, Massachusetts (or any portion thereof);

     (2) the Seller and HP&E shall not directly or indirectly engage in Distribution Operations in Holyoke, South Hadley,
     Chicopee, Northampton, Easthampton, Southampton, Westfield and West Springfield, Massachusetts (or any portion thereof);

     (3) the Seller shall not directly or indirectly engage in Retail Electricity Sales; and

     (4) HP&E shall not directly or indirectly engage in Retail Electricity Sales in Holyoke, South Hadley, Chicopee, and/or Westfield (or any portion thereof) unless and until, as to each such municipality, any Person, other than the municipal lighting plant (as referenced in Section 47A of the Act) serving such municipality, has the right to engage in Retail Electricity Sales in such municipality; provided that the foregoing shall not affect the right of HP&E to engage in wholesale sales of electricity.

     (b) Prior to the Closing, the Parties shall not take any action to effect the Charter Amendments, including, without limitation, the introduction of any legislation to committee or other initiation of the legislative process. After the Closing, the Parties shall cooperate with (and each shall cause their Affiliates not to take any actions or advocate any positions inconsistent with) the Buyer's efforts to obtain legislation in the Commonwealth of Massachusetts to effect the Charter Amendments. In furtherance of the foregoing, at any time within the six (6) year period after the Closing Date, until the effective date of the legislation contemplated in this Section 5.13(b), at the request of the Buyer, the Seller and HP&E will execute and deliver such applications, consents and other documents and take such action as the Buyer may reasonably request at a reasonable cost in connection with the Buyer's efforts to secure such legislation. To the extent that the Seller remains liable under any Contracts, pursuant to Section 5.6(c) or otherwise, the Buyer and the Seller will agree to defer the effective date of the Charter Amendment of the Seller, if appropriate, until the earlier of the Seller's release from such liability, or the expiration of all of such Contracts without liability to, or claims against, the Seller. Subject to the foregoing, the Buyer shall diligently proceed to effect such
Charter Amendments. After the effective date of its Charter Amendment, the Seller and HP&E reserve the right to file a certificate of incorporation or similar document (including, without limitation, an amendment and/or restatement of the articles of incorporation of such Party) or take other actions under applicable Law to avail each of the power and privileges of a company formed under M.G.L. Chapter 156B. The presence or absence of the Charter Amendments shall not affect the obligations of the Seller and HP&E under this Section 5.13.

     (c) From and after the Closing Date, the Seller shall not engage in any new business enterprises, but shall limit its business activities to all things necessary or convenient to carry out its business and affairs as in existence on the Closing Date, including, without limitation, any activities arising out, or relating to the exploitation, development or other realization relating to the Excluded Assets, subject to the restrictions set forth in this Section 5.13. The foregoing shall not limit in any manner whatsoever the Seller's conduct of its business set forth on Schedule 5.13(c) and the fulfillment of its obligations under this Agreement, whether to the Buyer or retained by the Seller
(including, without limitation, matters relating to and/or arising out of the Excluded Liabilities). In furtherance of the foregoing, the Seller shall cease to conduct such business and affairs and shall thereafter diligently proceed to liquidate and dissolve pursuant to applicable Law upon the earlier to occur of
(i) the complete wind-down and disposition of the Seller's business and affairs as in existence on the Closing Date, including, without limitation, the satisfaction of all Liabilities (including, without limitation, the outstanding pollution control bonds and the Excluded Liabilities) and the sale or other transfer of all assets (including, without limitation, Mt. Tom and all other Excluded Assets), or (ii) the twenty-fifth (25th) anniversary of the Closing Date, provided that if, at the time of such 25th anniversary, the Seller only engages in the business of ownership, operation, use and disposition of Mt. Tom and its related assets, the Seller may defer such cessation and liquidation until Mt. Tom (including, without limitation, any repowering or reconfiguration thereof) permanently ceases operations. The foregoing shall be construed as a commitment to terminate the corporate existence of the Seller commencing on the above-referenced date and shall not be construed as a covenant binding any Person (including, without limitation, any Affiliate of the Seller) (1) acquiring any of the assets of the Seller (including, without limitation, Mt. Tom and related assets), and/or (2) other than Seller that continues in existence after a merger or other corporate reorganization.

     (d) Nothing in this Section 5.13 or elsewhere in this Agreement shall be construed to limit, restrict, or otherwise affect in any manner whatsoever, (i) the Seller's and/or HP&E's rights with respect to (A) Transmission Operations (except to the extent that the sale and purchase of the Acquired Assets may affect such operations); and (B) the participation in wholesale sales of electricity supply; (ii) the affairs, operations and business, including, without limitation, franchise and other rights, past, present or future, of any of the Affiliates of the Seller or HP&E, including, without limitation, WMECO and any Affiliated Transferor; (iii) the Seller's right to generate electricity, including, without limitation, all activities and enterprises incidental or related thereto; (iv) the Seller's right to preserve and maintain tax exempt financing, including without limitation, the outstanding pollution control bonds and any replacement, refunding or other refinancing thereof; and (v) the rights (including, without limitation, franchise rights other than those, if any, that may have been obtained from the Seller or HP&E) and operations of any Person that acquires (through purchase or other transfer) all or any portion of the assets of Seller and/or HP&E, or that merges with Seller or HP&E. To the extent that any provision hereof or any Charter Amendment adversely affects or otherwise constrains any of such reserved rights, the Seller and/or HP&E shall have the right to remove or otherwise remedy such constraint by such means as Seller and/or HP&E deem reasonably necessary, and the Buyer shall execute and deliver such documents and take such actions as the Seller and/or HP&E may request in connection therewith. Notwithstanding any other provisions of this Section 5.13, Seller and HP&E shall not transfer any franchise or similar rights waived and relinquished by such Parties pursuant to Section 5.13(a)(1).

     (e) Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Section 5.13 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that:

          (i) the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.13 and to enforce specifically this Section 5.13 in addition to any other remedy to which it may be entitled hereunder, at law or in equity; and

          (ii) any Party that breaches this Section 5.13 shall be liable to the Party that obtains a final judgment ordering relief with respect to such breach for court costs and reasonable attorneys' fees suffered or incurred by such prevailing Party in connection with the underlying proceeding.

     (f) Notwithstanding anything to the contrary in the foregoing, this Section 5.13 shall be null and void and have no effect whatsoever if the Closing does not occur and/or if all or any portion of the transactions contemplated hereby are rescinded, and the Buyer shall execute and deliver such documents and take such actions as the Seller and/or HP&E may request in connection therewith.

     (g) Nothing in this Section 5.13 shall affect or impair the ability of the Seller and/or HP&E at any time to (i) liquidate, dissolve or otherwise terminate their respective existence, and/or (ii) sell, transfer or otherwise dispose of all or any portion of their respective assets or any interest therein, and Buyer shall not oppose or otherwise hinder (and shall cause its Affiliates not to take any actions or advocate any positions inconsistent with) any of such actions. The Seller and/or HP&E at any time also may amend or otherwise change their respective charters consistent with the terms hereof after the Closing (including, without limitation, in connection with any merger or other corporate reorganization), and the Buyer shall have the right to oppose any such action that is inconsistent with the obligations of the Seller and/or HP&E under this Section 5.13.

     (h) No Party shall take any actions, including, without limitation, proposing any statutory changes to the Legislature, legislative committee or other legislative entity, to effect legislation that grants any rights to, or restricts any rights of, the Seller and/or HP&E in a manner that is inconsistent with this Section 5.13, and in furtherance thereof, the Seller or HP&E, as the case may be, shall include a covenant, enforceable by the Buyer as a third party beneficiary, in the document or instrument pursuant to which any Person acquires any rights and/or property (other than documents effecting a transfer of any real estate interest) from such Party to the effect that such Person shall not take such legislative action to so grant any rights to, or restrict any rights of, such transferring Party in a manner that is inconsistent with this Section 5.13. Each Party shall use its best efforts to cause its Affiliates to refrain from taking any such action, and if any Affiliate nonetheless takes such action, each Party shall take such action and execute such documents (including, without limitation, statements of opposition for submission to the legislature) as any other Party may reasonably request in its efforts to oppose such action by such Affiliate.

     5.14. Discharge of Environmental Liabilities. In discharging its Environmental Liabilities, if any, on or after the Closing Date, pursuant to Section 2.3(a) hereof, the Buyer agrees and covenants that the Buyer will not prejudice or impair the Seller's rights under the Environmental Laws or interfere with the Seller's ability to contest in appropriate administrative, judicial or other proceedings its liability, if any, for Environmental Claims or Remediation. The Buyer further agrees to provide to the Seller draft copies of all plans and studies prepared in connection with any Site investigation or Remediation prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws. The Seller shall have the right, without the obligation, to attend all meetings between the Buyer, its agents or representatives, and such Governmental Authorities. The Buyer shall promptly provide to the Seller copies of all written information, plans, documents and material correspondence submitted to or received from such Governmental Authorities relating to the Buyer's discharge of any Environmental Liabilities assumed pursuant to this Agreement.

     5.15.  Settlement; Mutual Release.

     (a) The Seller and the Buyer hereby settle, effective on the Closing Date, all pending litigation between them including, without limitation, the Pending Litigation and any claims by the Buyer in, or rights of the Buyer arising as a result of the Relicensing Proceeding, excluding, however, the Reserved Litigation, and, to the extent deemed to constitute litigation, the Excluded Environmental Liability. At the Closing, the Seller and the Buyer shall execute, deliver and forthwith file Stipulations of Dismissal with prejudice and without costs in all such settled cases. Pending the Closing, the Seller and the Buyer shall request that the court in all such pending litigation stay the same, without prejudice to any party to the proceedings, and each of the Seller and the Buyer shall take such action and execute and deliver such documents as may be reasonably necessary to obtain such stay on such terms.

     (b) Effective on the Closing Date, each Party does hereby, on behalf of itself, its successors and assigns, and the representatives, agents, directors, officers, employees, and servants of each such Party (and the respective heirs, successors and assigns of such Persons) (collectively, "Releasors"), irrevocably and fully release and forever discharge each other Party, its successors and assigns and the representatives, agents, directors, officers, employees, and servants of such Party, and the respective successors, assigns, heirs, executors and administrators of such Persons (collectively, "Releasees"), of and from all manner of action and actions, cause and causes of action, loss, cost, expense, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, liabilities, obligations, damages, judgments, extents, executions, rights to an accounting, claims whatsoever in law or in equity, and whether under domestic or foreign law or proceeding, which any of the Releasors ever had, now have or hereafter can, shall or may have against any of the Releasees for, upon, or by reasons of, any matter, cause or thing whatsoever, direct or indirect, absolute or contingent, arising from, or relating to, any act, obligation (contractual or otherwise), or omission of any of the Releasees occurring on or before the Closing Date; provided that the foregoing release shall not affect in any manner whatsoever, the rights, interests, obligations, liabilities and/or other responsibilities of any Party with respect to (i) the Reserved Litigation; (ii) the Excluded Environmental Liability; (iii) the respective rights and obligations of the Parties under this Agreement and the Related Agreements; and (iv) any agreements, obligations, understandings or other arrangement between such Party and any Affiliate of another Party, including, without limitation, the obligations of the Buyer under the System Power Sales Agreement dated June 10, 1994, between the Buyer and Northeast Utilities Service Company, and the various interconnection agreements between the Buyer and certain of the Seller's Affiliates.

      (c) Each Party, on behalf of itself and its successors and assigns, hereby waives any and all rights and benefits that each now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims or other obligations which an entity does not know or suspect to exist in its favor at the time of such release, which if known, would have materially affected such person's settlement with the other entity. In furtherance of the foregoing, each Party hereby expressly acknowledges that
(i) factual matters now unknown to it or its Affiliates may have given or may hereafter give rise to claims or other obligations that are presently unknown, unanticipated and unsuspected with respect to the matters released under Section 5.15(b); (ii)
Section 5.15(b) and the other terms and conditions hereof have been negotiated and agreed upon in light of that awareness; and
(iii) in addition to the Purchase Price and covenants and terms of this Agreement, the Parties have provided such general release and continuing waiver of future claims in reliance on, and in consideration of, the mutual undertakings by the other Parties with respect to such release, waiver and covenant not to sue set forth in this Section 5.15. Nothing contained herein shall be construed to release any claims which may arise from the breach of this Agreement; provided that the existence and/or prosecution of, or any Liability resulting from, any such claims shall not invalidate or otherwise affect the settlement, release and other terms and conditions of this Section 5.15.

     (d) No Party shall bring any action or proceeding attempting to enforce any of the claims hereby released, including, without limitation, the Pending Litigation, and that in the event that one of them should do so, such Party shall be liable to the other Parties for any loss, costs, damages, and/or expenses (including, without limitation, reasonable attorneys' fees) suffered or incurred in the defense of such a proceeding or in the enforcement or attempted enforcement of this covenant.
The terms and provisions of this Section 5.15 shall survive the Closing.

     (e) Each Party acknowledges: (i) that the settlement contemplated in this Section 5.15 does not constitute an admission that any of the claims against any Party had any merit whatsoever, and (ii) that the Parties are entering into such settlement and release solely on the basis of pragmatic considerations, to save the expense and risk of further lengthy and costly litigation.

     (f) Upon request of any other Party, each Party will execute, deliver and/or file such further pleadings and other documents, and take such actions as may reasonably be required to effectuate any of the terms contained in this Section 5.15.

     (g) Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Section 5.15 are not performed in accordance with their specific terms or otherwise are breached.
Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.15 and to enforce specifically this Section 5.15 in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) The terms, conditions and transactions contemplated under this Agreement, and the discussions related hereto, constitute settlement discussions. If this Agreement has been terminated before the Closing, this Agreement (including, without limitation, the settlement and release contemplated in this
Section 5.15) shall not be used for any purpose whatsoever in litigation or similar proceedings, including, without limitation, any regulatory proceedings.

      5.16 Collection of Accounts Receivable. In connection with the Closing, the Seller shall deliver or caused to be delivered to the Buyer a list of then outstanding accounts receivable due from Customers as well as any other payments or credits due to Seller that may be paid or made available to Buyer (e.g., through ISO New England). Following the Closing, the Buyer shall use Commercially Reasonable Efforts (which do not require Buyer to commence legal proceedings) to collect all accounts receivable due under the Contracts with Customers and on account of such other payments or credits (including, without limitation, amounts allocated to the Seller in accordance with Section 2.8); provided that (a) if the Seller receives any payments on account of amounts retained by or otherwise due to the Seller, the Seller may retain such payments and advise the Buyer thereof; and (b) if the Seller receives any payments that Buyer is entitled to retain under this Section 5.16, the Seller shall promptly forward such payments (or the part thereof relating to the period after the Closing) to the Buyer in the form received (or as otherwise mutually agreed by the Seller and the Buyer). For each payment or credit received by Buyer from the obligor, the Buyer shall pay to, or as directed by, the Seller, on a first priority basis, within fifteen (15) days after receipt, all amounts so received by the Buyer, until the Seller has received an aggregate amount equal to the outstanding balance due from such obligor (as shown on the list furnished by the Seller in accordance with this
Section  5.16),  plus all amounts allocated to the  Seller  under
Section 2.8(c) for periods through the Closing but which are not billed until after the Closing; provided that if a dispute arises with respect to any invoice related to pre-Closing period, the Buyer shall not be required to make any payment on account of such disputed invoice, and the Seller shall be entitled to assume the collection of such invoice or to otherwise resolve such dispute. Payments under this Section 5.16 shall be made in cash by wire transfer in a manner consistent with the wire transfer instructions for the payment of the Closing Purchase Price.

6.   Conditions to Obligation to Close.

     6.1.  Conditions to Obligation of the Buyer to  Close.   The
obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)      Representations    and    Warranties.      The
     representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Performance by the Seller. The Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

          (c) Buyer's Regulatory Approvals. The Buyer shall have received the Buyer's Regulatory Approvals specified in
     Schedule 6.1(c), with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate, are reasonably likely to have a Material Adverse Effect;

          (d) Seller's Regulatory Approvals. The Seller shall have received the Seller's Regulatory Approvals specified in
     Schedule 6.2(c), with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate, are reasonably likely to have a Material Adverse Effect;

          (e) Absence of Litigation. There shall not be any injunction, judgment, order, decree or ruling in effect or pending which would prevent or inhibit consummation of the transactions contemplated by this Agreement or the Related Agreements;

          (f) Financing . Buyer shall have obtained tax exempt municipal bond financing (or alternate Financing reasonably acceptable to the Buyer) to pay the Closing Purchase Price on commercially reasonable terms, as more particularly described on Schedule 6.1(f);

          (g) No Material Adverse Effect. There shall not be any Material Adverse Effect; and

          (h) Deliveries. The Seller shall have complied in all material respects with the delivery requirements of Section
     2.10.

          (i)    Title  Insurance.   The  issuer  of  the   Title
     Commitment shall have made available to Buyer title insurance policies in an amount equal to the fair market value of the Real Property as determined under Section 2.7 insuring title to the Real Property as of the Closing Date substantially in the form of the Title Commitments, but (i) subject to any survey exception; (ii) with such changes therefrom as shall not in the aggregate have a Material Adverse Effect; and (iii) with the removal of the exceptions for parties in possession (other than those disclosed in Schedule 2.1(a)(ii), if any) and unfiled mechanics' and materialmen's liens (other than those that result from capital expenditures undertaken in accordance with Section 5.3.2, arise from any act of Buyer, or arise under Good Industry Practice and are not material to the operation or use of the Acquired Assets in the business of Seller as conducted on the Effective Date); provided, that Buyer shall be under no obligation to pay any amounts to the issuer of such title insurance policies in order to cause an exception not contained in the Title Commitments to be removed from such title insurance policies if the amount of such payment would constitute a Material Adverse Effect.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

     6.2. Conditions to Obligation of the Seller and HP&E to Close. The obligation of the Seller and HP&E to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions:

          (a)      Representations    and    Warranties.      The
     representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b)   Performance  by  Buyer.   The  Buyer  shall  have
     performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

          (c) Seller's Regulatory Approvals. The Seller shall have received the Seller's Regulatory Approvals specified in
     Schedule 6.2.(c), in each case without terms and conditions that are reasonably likely to have a material adverse effect on the Seller and in the case of the approvals to be obtained from FERC or MADEP, with such terms and conditions as are acceptable to the Seller in its sole and absolute discretion;

          (d) Buyer's Regulatory Approvals. The Buyer shall have received the Buyer's Regulatory Approvals specified in
     Schedule 6.1(c), in each case without terms and conditions that are reasonably likely to have a material adverse effect on the Seller;

          (e) Absence of Litigation. There shall not be any injunction, judgment, order, decree or ruling in effect or pending which would prevent or inhibit consummation of the transactions contemplated by this Agreement or the Related Agreements. Without limitation of the foregoing, the Closing shall not occur until an award has been issued and implemented in the arbitration proceeding referenced in
     Section 10.3 (or the parties thereto have otherwise resolved such dispute);

          (f) Bond Consents. The Seller shall have received all necessary consents and/or authorizations (including, without limitation, any appropriate amendments to the underlying financing documents) from the lenders, the trustee, the letter of credit issuers and the bondholders with respect to the Seller's outstanding pollution control bonds, in each case without (i) loss of or other impairment of the tax exempt status of such debt, (ii) requiring the prepayment or other modification of the amortization schedule for such debt, and (iii) any other terms and conditions that are reasonably likely to have a material adverse effect on the Seller ;

          (g) Deliveries. The Buyer shall have complied in all material respects with the delivery requirements of Section
     2.11; and

          (h)   NEPOOL.   The  Buyer shall be a  member  in  good
     standing of NEPOOL.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7. Confidentiality. Any Confidential Information (as defined in the Confidentiality Agreement), including, without limitation, trade secrets, technical information and operational data, furnished to a Party in furtherance of, or in connection with, this Agreement shall be subject to the terms and provisions of the Confidentiality Agreement, which shall survive unchanged and in full force and effect notwithstanding the execution and delivery of this Agreement; provided, however, that any Party may release a copy of this Agreement to any Person upon written notice to the other Parties given a reasonable period (of not less than three (3) Business Days) to the other Parties, in which case the Parties shall reasonably coordinate such release to ensure that all Parties simultaneously release copies of this Agreement to appropriate Persons.

8.   Taxes.

          (a) All transfer and sales Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller, including, Massachusetts state sales tax, and the Seller, at its own expense, will file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to all such transfer or sales Taxes, and, if required by applicable Laws, the Buyer will join in the execution of any such Tax Returns or other documentation.

          (b) With respect to Taxes to be prorated in accordance with Section 2.8 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Acquired Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. No later than twenty-five (25) Business Days prior to the due date of any such Tax Return, the Buyer shall make such Tax Return available for the Seller's review and approval. The Seller shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return. With respect to such Tax Return, the Seller shall pay to the Buyer its appropriate share of the amount shown as due on the Tax Returns determined in accordance with Section 2.8 of this Agreement.

          (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be deemed to be and shall be subject to the Confidentiality Agreement.

9.    Survival  of  Representations  and  Warranties;  Effect  of
Closing and Indemnification.

     9.1. Survival of Representations and Warranties; Survival of Covenants and Agreements. The representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.16, and the representations and warranties of the Buyer set forth in Sections 4.1, 4.2, 4.3 and 4.4, shall survive the Closing for a period of twelve months; all other representations and warranties of the Parties contained in this Agreement shall terminate at the Closing and all representations and warranties of the Parties contained in this Agreement shall terminate upon a termination of this Agreement pursuant to Section 10.1. The covenants of the Parties contained in this Agreement, other than those which by their terms survive the Closing and/or termination of this Agreement, shall terminate at the Closing or the termination of this Agreement pursuant to Section 10.1.

     9.2. Effect of Closing. Upon the Closing, any condition to the obligations of either Party hereunder that has not been satisfied, or any representation, warranty or covenant that has been breached or left unsatisfied by either Party will be deemed waived by the Parties, and each Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same. Nothing in this Section 9.2 shall be deemed to affect any provision herein which expressly survives the Closing or pertains to matters which will occur after the Closing.

     9.3. Indemnity by the Seller. The Seller and HP&E, as the case may be based on the Party responsible for the underlying Liability, shall indemnify, defend and hold harmless the Buyer against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants', attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the "Losses"), that results from:

          (a) any Liability of the Seller or HP&E that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction;

          (b) any Excluded Liability; provided that the foregoing indemnification shall not extend to, or otherwise impose any Liability on the Seller and/or HP&E regarding, the Excluded Environmental Liability, the Reserved Litigation and/or any other matters expressly excluded from the scope of the settlement and release set forth in Section
     5.15 hereof, it being understood that the Parties have reserved their respective rights with respect to such Liabilities, all of which shall not be affected hereby nor subject to any claim or right of indemnification hereunder;

          (c) any breach by the Seller or HP&E of any representation or warranty which by its terms survives the Closing or the termination of this Agreement under Section
     10.1 hereof, provided that the Losses associated therewith have a Buyer Material Adverse Effect; and

          (d) any breach by the Seller or HP&E of any of its covenants contained in Section 5 hereof.

     9.4.  Indemnity  by  Buyer.   The  Buyer  hereby  agrees  to
indemnify, defend and hold harmless the Seller, HP&E and their respective Affiliates against and in respect of all Losses that result from:

          (a) any Third Party Claim against the Seller, HP&E or any such Affiliate based on or relating to the Buyer's ownership, operation or use of the Acquired Assets on or after the Closing Date;

          (b)  the Assumed Liabilities;

          (c) the Financing procured by the Buyer to acquire all or any portion of the Acquired Assets;

          (d) any breach by the Buyer of any of its covenants contained in Section 5 hereof; or

          (e)  the failure of the Buyer to close the transactions
     contemplated hereby within the time provided in Section  2.9 hereof, other than because of a failure of the Seller to perform its obligations under this Agreement.

     9.5. Exclusive Remedy. From and after the Closing, the remedies set forth in this Section 9 shall constitute the sole and exclusive remedies for any and all claims, damages, complaints, demands, causes of action, investigations, hearings, actions, suits or other proceedings relating to this Agreement and are in lieu of any and all other rights and remedies which the Seller or the Buyer may have under this Agreement or otherwise for monetary relief with respect to any breach or failure to perform or with respect to the Assumed or Excluded Liabilities. Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 9. Nothing herein shall prevent either Party from terminating this Agreement in accordance with Section 10.

     9.6. Matters Involving Third Parties.

          (a) If any Third Party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with
     Section 9.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

          (d) In the event any of the conditions in Section 9.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses, notwithstanding
     Section 9.3), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

     9.7. Net of Taxes and Insurance. Any calculation of a Loss under this Section 9 shall, in each case, give full effect to (i) any and all income Tax benefits to the Indemnified Party in respect of the Loss, and (ii) any and all insurance proceeds received or payable to the Indemnified Party in respect of the Loss.

     9.8. No Recourse. To the extent the transfer, conveyance, assignment and delivery of the Acquired Assets to the Buyer as provided in this Agreement is accomplished by deeds, assignments, easements, leases, licenses, bills of sale, or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, the Seller or HP&E, except as expressly provided in this Agreement or in any such instrument.

10.  Termination.

     10.1. Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the
     Closing if any of the following has occurred: (i) the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before the Settlement Deadline by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority (other than an Affiliate of the Buyer) which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) in accordance with Section 5.11 hereof; (vi) [reserved]; (vii) (W) the Seller has within the then previous fifteen (15) days given the Buyer any notice pursuant to Section 5.5(a) above and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of the Seller or HP&E set forth in Section 3 or 3A hereof not to be true and correct, (X) such matter would have a Material Adverse Effect, (Y) the Buyer has notified the Seller of its intent to terminate pursuant to this Section 10.1(b)(vi), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by the Buyer; or (viii) in accordance with Section 11.19 hereof;

          (c) the Seller or HP&E may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if any of the following has occurred: (i) the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller or HP&E has notified the Buyer of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before the Settlement Deadline by reason of the failure of any condition precedent under
     Section 6 hereof (unless the failure results primarily from the Seller or HP&E breaching any representation, warranty, or covenant contained in this Agreement), provided that if, during the ten (10) days before the Settlement Deadline, the Buyer has provided the Seller with reasonably acceptable assurances from the Buyer's financial adviser or the underwriter that the Financing is expected to close within thirty (30) days after the expiration of the Settlement Deadline, and the Buyer waives its termination right under
     Section 10.1(b)(ii) during such extended period, then the Seller shall not exercise its right to terminate under this
     Section 10.1(c)(ii) until after the expiration of such thirty day period; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof;
     (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) in accordance with Section 5.11 hereof; (vi) [reserved]; (vii) (W) the Buyer has within the then previous fifteen (15) days given the Seller any notice pursuant to
     Section 5.5(a) above and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of the Buyer set forth in Section 4 hereof not to be true and correct, (X) such matter would have a Material Adverse Effect, (Y) the Seller has notified the Buyer of its intent to terminate pursuant to this Section 10.1(c)(vi), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by the Seller; or (viii) in accordance with Section
     11.19 hereof;

          (d) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if any of the following has occurred:

               (i) legislation shall be enacted by The Commonwealth of Massachusetts or the United States or a decision by a court of the United States or the United States Tax Court shall be rendered, or a ruling or regulation (final, temporary or proposed) shall be made by or on behalf of the Treasury Department of the United States or the Internal Revenue Service, or a release or official statement shall be issued by the President, the Treasury Department or the Internal Revenue Service of the United States, which makes the revenues or other income of the general character expected to be derived by the Buyer from the Acquired Assets, or the interest received on bonds of the general character of the Financing, subject to federal income or Massachusetts personal income taxation or which would have the effect of changing directly or indirectly the federal income or Massachusetts personal income tax consequences of interest on bonds of the general character of the Financing in the hands of the owners thereof, which in the opinion of the Buyer's financial adviser materially affects the market price of the Buyer's bonds adversely; or

               (ii) (1) the United States shall have become engaged in hostilities which have resulted in a declaration of war or a national emergency, or (2) in the reasonable opinion of the Buyer's financial adviser there shall have occurred any other outbreak of hostilities, local, national or international, or an escalation thereof, the effect of which on the financial markets of the United States is such as would affect materially and adversely the ability of the Buyer to market its bonds in the Financing; or

               (iii) there shall have occurred a general suspension of trading on the New York Stock Exchange or a general banking moratorium shall have been declared by the United States, New York State or Massachusetts authorities; or

               (iv) any action by the Securities and Exchange Commission or a court which would require registration of the Buyer's bonds issued in the Financing under the Securities Act of 1933, as amended, in connection with the public offering thereof, or qualification of the documents for the Financing under the Trust Indenture Act of 1939, as amended; and

          (e) the appropriate Party may terminate this Agreement in accordance with the terms and conditions of Sections 10.3 through 10.5.

     10.2. Effect of Termination. Subject to the termination fee due under Section 10.6, if either Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party (except for any Liability of any Party then in breach and except as otherwise expressly provided herein).

     10.3.  Termination for Adverse Labor Determination.

     (a) The Parties acknowledge that the Union has filed a lawsuit in the United States District Court and a grievance against Seller with respect to the transaction contemplated hereunder, and as a result of actions taken by the Union, Seller and the Union have agreed to conduct an arbitration proceeding to determine the validity of the Union's claims. Seller shall keep Buyer reasonably apprised of the conduct of such proceedings, and Seller shall furnish a copy of any draft or final arbitration award or court order to Buyer promptly after Seller's receipt thereof. In the event that an award in such arbitration proceeding or order of the court requires the Seller to obligate the Buyer to hire employees of the Seller as part of the sale of the Acquired Assets, then Buyer may terminate this Agreement without any Liability of either Party to the other Party (except for any Liability of any Party then in breach and except as otherwise expressly provided herein) by written notice given within twenty (20) days after Buyer's receipt of such arbitration award or court order.

     (b)   If the arbitration award or court order referenced  in
Section 10.3(a) imposes any conditions on the transactions contemplated hereunder (except for the requirement to hire employees as contemplated pursuant to Section 10.3(a)), and the adverse financial consequences of such conditions, in the aggregate, as to any Party exceed $500,000.00, then the Party suffering such adverse consequences may terminate this Agreement without any Liability of either Party to the other Party (except for any Liability of any Party then in breach and except as otherwise expressly provided herein) by written notice given within twenty (20) days after such Party's receipt of such award.

     10.4. Termination by Buyer. The Buyer may terminate this Agreement, in its discretion, but subject to the termination fee due from the Buyer as a result hereof under Section 10.6, at any time on or before the applicable date set forth below relating to a condition, due to the failure to satisfy any the following conditions on or before such date:

     (a)   the receipt of a favorable vote of the Holyoke  Gas  &
Electric Commission with respect to this Agreement on or before June 15, 2001; or

     (b)   the receipt of a favorable vote from the Holyoke  City
Council with respect to the Financing on or before September 1, 2001.

     The Buyer shall (i) keep the Seller reasonably apprised of the status of its efforts to satisfy the foregoing conditions; and (ii) promptly notify the Seller of the satisfaction of each of such conditions. If the Buyer does not terminate this Agreement in accordance with this Section 10.4 due to the failure to satisfy any of the foregoing conditions, then this Section
10.4 shall be automatically of no further force and effect, in which case the Buyer shall have no right to terminate this Agreement due to any of such conditions.

     10.5. Termination by Seller. The Seller may terminate this Agreement, in its discretion, but subject to the termination fee due from the Seller as a result hereof under Section 10.6, at any time on or before the applicable date set forth below relating to a condition, due to the failure to satisfy any the following conditions on or before such date:

     (a) the receipt of approval of this Agreement and the transactions contemplated hereunder by the respective
          Board of Directors of Seller and HP&E on or before June
          15, 2001; or

     (b)  the  receipt  of  approval of this  Agreement  and  the
          transactions  contemplated  hereunder   by   the   sole
          shareholder of the Seller on or before August 15, 2001.

     The Seller shall (i) keep the Buyer reasonably apprised of the status of its efforts to satisfy the condition set forth in
Section 10.5(a); and (ii) promptly notify the Buyer of the satisfaction of such condition. If the Seller does not terminate this Agreement in accordance with this Section 10.5 due to the failure to satisfy any on the foregoing conditions, then this
Section 10.5 shall be automatically of no further force and effect, in which case the Seller shall have no right to terminate this Agreement due to any of such conditions.

     10.6 Termination Fee.

     (a)  A termination fee determined in accordance with Section
10.6(b)  shall  be paid, as liquidated damages, by the  following
Party under the following circumstances:

     (i) by the Seller, if the Buyer terminates this Agreement pursuant to Section 10.1(b)(i) (as a result of a uncured breach by Seller), Section 10.1(b)(vii) (regarding representations and warranties), or Section 10.1(b)(viii)(regarding prohibited recordation);

     (ii) by  the  Buyer, if the Buyer terminates this  Agreement
          pursuant  to  Section  10.1(b)(ii)  (relating  to   the
          Settlement Deadline);

     (iii) by the Buyer, if the Seller terminates this Agreement pursuant to Section 10.1(c)(i) (as a result of a uncured breach by Buyer),Section 10.1(c)(vii) (regarding representations and warranties), or Section 10.1(c)(viii) (regarding prohibited recordation);

     (iv) by the Buyer, if the Seller terminates this Agreement pursuant Section 10.1(c)(ii) (relating to the Settlement Deadline); provided that Buyer shall not pay a termination fee if Seller has exercised such termination right due to the failure to satisfy the conditions set forth in Section 6.2(c) (regarding Seller's Regulatory Approvals), or Section 6.2(f) (regarding bond consents);

     (v) by the Buyer, if the Buyer terminates this Agreement pursuant to Section 10.1(d) (relating to the Financing); provided that if the Buyer exercises its termination right pursuant to Section 10.1(d), and as of the date of such termination notice, the Prime Rate then in effect exceeds the Prime Rate in effect on the Effective Date by more than two hundred and twenty-five
          (225) basis points, then the Buyer shall not have any obligation to pay a termination fee under this Section
          10.6 as a result of the exercise of such termination right;

     (vi) by  the Seller, if the Seller terminates this Agreement
          pursuant   to  Section  10.5  (relating  to   corporate
          approvals); or

     (vii)   by the Buyer, if the Buyer terminates this Agreement
          pursuant   to  Section  10.4  (relating  to   necessary
          governing body authorizations).

     (b) The termination fee shall be equal to the following amounts, in each case as determined by the effective date of termination:

     (i) if termination is effective at any time within and including sixty (60) days after the Effective Date, the termination fee shall be equal to Two Hundred Fifty
          Thousand Dollars ($250,000.00);

     (ii) if  termination  is effective at any time  after  sixty
          (60) days after the Effective Date, but within and including ninety (90) days after the Effective Date, the termination fee shall be equal to Five Hundred Thousand Dollars ($500,000.00);

     (iii)   if termination is effective at any time after ninety
          (90) days after the Effective Date, but within and including one hundred twenty (120) days after the Effective Date, the termination fee shall be equal to Seven Hundred Fifty Thousand Dollars ($750,000.00); or

     (iv) if termination is effective at any time after one hundred twenty (120) days after the Effective Date, the termination fee shall be equal to One Million Dollars
          ($1,000,000.00).

     (c)   Notwithstanding  anything  to  the  contrary  in  this
Section 10.6, there shall not be any termination fee due from or to any Party as result of the termination of this Agreement under the following circumstances:

     (i)  pursuant  to  Section 10.1 due to the occurrence  of  a casualty,  irrespective of whether the  Buyer  (Section
          10.1(b)(v))   or   the   Seller  (Section   10.1(c)(v))
          exercises the right of termination;

     (ii) pursuant   to   Section  10.1  due  to  action   of   a
          Governmental Authority, irrespective of whether the Buyer (Section 10.1(b) (iv)) or the Seller (Section
          10.1(c)(iv)) exercises the right of termination;

     (iii) pursuant to Section 10.1 due to an order judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, irrespective of whether the Buyer (Section 10.1(b)(iii)) or the Seller (Section 10.1(c)(iii)) exercises the right of termination; or

     (iv) the  failure  of FERC to issue an order  approving  the
          transfer   of  the  FERC  License  to  the  Buyer,   as
          contemplated hereunder.

      (d) Each Party acknowledges that the actual losses of the other Parties would be difficult to determine with specificity and the payment set forth in Section 10.6(b) is a fair and reasonable estimation of such losses. Each Party hereby waives any right it may otherwise have to dispute the fairness or accuracy of the termination fee set forth in this Section 10.6.

      (e) The termination fee due under this Section 10.6 shall be paid by wire transfer within two (2) days after the effective date of such termination. If Party required to make such payment fails to timely make such payment, such defaulting Party shall pay all costs and expenses (including, without limitation, reasonable attorneys fees) incurred by the other Party in the enforcement or attempted enforcement of such obligation, together with interest on such fee at a fixed rate equal to the Prime Rate in effect on the date that such fee was required to be paid, plus three percent (3%), through the date of receipt of payment in full.

11.  Miscellaneous.

     11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).

     11.2.      No  Third  Party Beneficiaries.   This  Agreement
shall not confer any rights or remedies upon any Third Party, except for those expressly conferred herein to Affiliates.

     11.3. No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party. Except as provided in Section 5.6 hereof, neither Party is or shall act as or be the agent or representative of the other Party.

     11.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the Related Agreements and any other documents referred to herein, constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof (including, without limitation, the MOU), provided, however, that the Confidentiality Agreement shall remain in full force and effect without regard to any provision of this Agreement. All conflicts or inconsistencies between the terms hereof and the terms of any of the Related Agreements, if any, shall be resolved in favor of this Agreement.

     11.5.     Succession and Assignment.

     (a)   This Agreement shall be binding upon and inure to  the
benefit   of  the  Parties  named  herein  and  their  respective
successors and permitted assigns.

     (b) No Party may assign either this Agreement or the Related Agreements or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Party; provided, however, that prior to the Closing, the Buyer may assign its right to purchase, individually or in the aggregate, any of the Real Property described on
Schedule 11.5 to the City, any Affiliate of the City, or the Commonwealth of Massachusetts or any of its subdivisions or agencies, provided that the Buyer shall deliver to the Seller the following documents before such assignment: (i) a written notice of such assignment(s) at least fifteen (15) Business Days prior to the then anticipated Closing Date; (ii) an assumption by the assignee in form reasonably satisfactory to the Seller of all obligations of the Buyer under this Agreement, all Related Agreements and all other agreements and commitments contemplated hereby or thereby or in connection with the Closing entered into for the benefit of the Seller relating to such real property (including, without limitation, all Environmental Liabilities);
(ii) a copy, certified by the appropriate official, of resolutions authorizing such assumption and the acquisition of such real property by the assignee; (iii) a certificate of the appropriate official identifying by name and title and bearing the signatures of the officials of the assignee authorized to execute and deliver such assumption; and (iv) an opinion from reputable counsel to the assignee, dated as of the date of such assignment (and, if different, updated as of the Closing Date) and reasonably satisfactory to the Seller and its counsel, substantially to the effect that the assumption has been duly authorized, is a valid and binding obligation of the assignee, and will not affect any of the Buyer's Regulatory Approvals, the Seller's Regulatory Approval and/or any of the Permits. That portion of the Initial Purchase Price allocable to any such assigned property shall be determined in accordance with Schedule
11.5 (and shall be subject to the adjustments contemplated herein), and the satisfaction of all conditions precedent to the Buyer' obligations to the Closing shall be deemed to satisfy any and all obligations of the assignee to the acquisition of such property. Buyer shall be responsible for all reasonable expenses incurred by Seller in connection with any such assignment.

     (c) Seller shall keep Buyer reasonably apprised of any intent to transfer all or any portion of the Acquired Assets to any Affiliated Transferor(s), including the proposed structure thereof. Buyer shall promptly notify Seller of any concerns regarding such transaction, including, without limitation, any aspects of the proposed transaction that would cause any condition to close set forth in Section 6 not to be satisfied, or that would, in Buyer's reasonable opinion, materially and adversely affect the terms and conditions under which Buyer would have acquired such Acquired Assets from Seller in accordance with this Agreement. The Parties shall reasonably coordinate and cooperate in good faith to address any such concerns raised by Buyer. In any event, Seller shall provide Buyer with written notice of any proposed transfer of all or any portion of the Acquired Assets to an Affiliated Transferor(s) at least ten (10) Business Days prior to the then anticipated Closing Date. Buyer shall notify Seller within five (5) Business Days after receipt of such notice whether Buyer objects to such transfer, and any objection shall be reasonable and based on unresolved concerns previously expressed by Buyer. If Buyer so objects, the Parties shall negotiate in good faith to extend the Closing Date pending the satisfaction of such objection.

     (d) Any assignment in violation of this Section 11.5 shall be null and void.

     11.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile,
(ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

     If to the Seller:

          Holyoke Water Power Company
          c/o Select Energy, Inc.
          107 Selden Street
          Berlin, CT  06037
          Fax:  860.665.5023
          Attn: President

     Copy to:

          Vice President, Secretary and General Counsel
          Northeast Utilities
          107 Selden Street
          Berlin, CT  06037
          Fax:  860.665.5504

     If to the Buyer:

          City of Holyoke Gas & Electric Department
          99 Suffolk Street
          Holyoke, MA 01040- 5082
          Fax:  413.536.9315
          Attn: Manager

     Copy to:

          John J. Ferriter, Esq.
          Lyon, Ferriter & Fitzpatrick, LLP
          14 Bobala Road
          Holyoke, MA 01040
          Fax:  413.536.3773

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

     11.10. Change in Law. If and to the extent that, during the Interim Period, any laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes.

     11.11. Consent to Jurisdiction. Each of the Seller and the Buyer consents to the nonexclusive jurisdiction of any local, state or federal court located within the City of Springfield, Massachusetts, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. The Seller and the
Buyer each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

     11.12. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.14. Expenses. Except as provided in Section 10.6, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 9 above), except that the Buyer shall bear the entire cost of the Joint Application for authorization pursuant to Sections 203 and 205 of the Federal Power Act.

     11.15. Construction. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties' intent as of the Effective Date. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

     11.16.     Incorporation  of Exhibits  and  Schedules.   The
Exhibits   and   Schedules  identified  in  this  Agreement   are
incorporated herein by reference and made a part hereof.

     11.17. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

     11.18. Dispute Resolution. Prior to instituting any litigation or dispute resolution mechanism, the Parties will attempt in good faith to resolve any dispute or claim promptly by referring any such matter to their respective chief executive officers for resolution. Either Party may give the other Party written notice of any dispute or claim. Within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim within thirty (30) days.

     11.19 No Recording. No Party shall record this Agreement in any public record whatsoever, including, without limitation, in the land records of any municipality (including, without limitation, Holyoke, Chicopee and/or South Hadley), with the registry or other records of any county (including, without limitation, any registry of Hampden County), or with any Governmental Authority (other than filings required under applicable Law). The action of such recording shall be deemed a default hereunder and shall render this Agreement null and void at the option of any of the other Parties. Each such other Party may exercise said option by executing and recording a Notice of Termination of this Agreement, signed by such exercising Party alone, and this Agreement will thereupon be terminated in all respects (except for obligations that specifically survive termination, including, without limitation, Section 10.6), and it is hereby agreed that it will thereupon not constitute an encumbrance or cloud on the title to the Real Property in any respect whatsoever.

                   [SIGNATURE PAGE TO FOLLOW]


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Signed, sealed and delivered
in the presence of:
                         CITY OF HOLYOKE GAS
                         & ELECTRIC DEPARTMENT


                         By:  /S/ NEIL J. MORIARTY JR.
                         Title: Commissioner


                         By: /S/ TIMOTHY F. KEANE
                         Title: Commissioner



                         By: /S/FRANCIS J. HOEY III.
                         Title: Commissioner


       HOLYOKE WATER POWER COMPANY



                         By:  /S/ David R. McHale
                         Title: Vice President and Treasurer

       HOLYOKE POWER AND ELECTRIC COMPANY



                         /S/ By:  David R. McHale
                         Title: Vice President and Treasurer

STATE OF CONNECTICUT               )
                                   )   ss.   Berlin
COUNTY OF HARTFORD                 )

     This instrument was acknowledged before me on the ___ day of June, 2001, by David R. McHale, Vice President and Treasurer of
Holyoke Water Power Company, a Massachusetts corporation, on behalf of said corporation.

My Commission Expires:
                              Notary Public
                         ________________________________
                              Notary's Printed/Typed Name


STATE OF CONNECTICUT               )
                                   )   ss.   Berlin
COUNTY OF HARTFORD                 )

     This instrument was acknowledged before me on the ___ day of June, 2001, by David R. McHale, Vice President and Treasurer of
Holyoke Power and Electric Company, a Massachusetts corporation, on behalf of said corporation.

My Commission Expires:
                              Notary Public

                         ________________________________
                              Notary's Printed/Typed Name


COMMONWEALTH OF MASSACHUSETTS )
                                   )   ss.   ___________
COUNTY OF _________                     )

     This instrument was acknowledged before me on the ___ day of June, 2001, by __________, ________________, and _____________,
the Commissioners of City of Holyoke Gas & Electric Department, a Massachusetts municipal light plant, on behalf of said entity.

My Commission Expires:        ________________________________
                              Notary Public
_______________
                         ________________________________
                              Notary's Printed/Typed Name